                                                Filed Pursuant to Rule 424(b)(2)
                                                      Registration No. 333-41127
PROSPECTUS SUPPLEMENT
---------------------
(TO PROSPECTUS DATED DECEMBER 3, 1997)
                                     $100,000,000
                           SUN INTERNATIONAL HOTELS LIMITED
    [LOGO]              SUN INTERNATIONAL NORTH AMERICA, INC.
                       8 5/8% SENIOR SUBORDINATED NOTES DUE 2007

                               -----------------------

    The 8 5/8% Senior Subordinated Notes due 2007 (the "Notes") are being offered (the "Offering") by Sun International Hotels Limited, an international business company organized under the laws of the Commonwealth of The Bahamas (the "Company" or "Sun International"), and by Sun International North America, Inc., a Delaware corporation and a wholly owned subsidiary of the Company ("SINA" and, together with the Company, the "Issuers"), as joint and several obligors. The Notes will be unconditionally guaranteed (the "Guarantees") on a senior subordinated basis by the Company's Subsidiaries (as defined in the accompanying Prospectus) (the "Guarantors"). The Notes will mature on December 15, 2007, unless previously redeemed. Interest on the Notes is payable semi-annually on June 15 and December 15 of each year, commencing on June 15, 1998. See "Description of Notes".

    The Notes will be redeemable, in whole or in part, at the option of the Issuers, at any time on or after December 15, 2002, at the declining redemption prices set forth herein, plus accrued and unpaid interest, if any, thereon, and will be redeemable at any time pursuant to Required Regulatory Redemptions (as defined in the accompanying Prospectus). In addition, in the event of a Change of Control Triggering Event (as defined in the accompanying Prospectus), each holder of Notes (a "Holder") may require the Issuers to repurchase such Holder's Notes in whole or in part at a repurchase price of 101% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon. See "Description of Notes--Certain Covenants". The Issuers will be required, subject to certain exceptions, to pay Additional Amounts (as defined in the accompanying Prospectus) in respect of certain taxes, duties, assessments or governmental charges imposed by or on behalf of the government of The Bahamas. If the Issuers are required to pay such Additional Amounts, they may at their option redeem all the Notes at the principal amount thereof plus accrued and unpaid interest, if any, thereon. See "Description of Notes--Payment of Additional Amounts". On or prior to December 15, 2000, the Issuers may redeem at any time or from time to time up to $35 million of the aggregate principal amount of the Notes originally issued at a redemption price of 108.625% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon, to the redemption date, with the net cash proceeds of one or more Public Equity Offerings (as defined in the accompanying Prospectus); PROVIDED, HOWEVER, that at least $65 million in aggregate principal amount of the Notes remain outstanding following each such redemption.

    The Notes and the Guarantees will constitute general unsecured obligations of the Issuers and the Guarantors, respectively, and will be subordinated in right of payment to all Senior Debt (as defined in the accompanying Prospectus) of the Issuers and the Guarantors, respectively. See "Description of Notes--Subordination".

    The Notes will be represented by book-entry securities registered in the name of The Depository Trust Company ("DTC") or its nominee. Interests in such book-entry securities will be shown on, and transfer thereof will be effected only through, records maintained by DTC and its participants. Except as described herein, Notes in definitive form will not be issued. Settlement for the Notes will be made in immediately available funds. So long as the Notes are registered in the name of DTC or its nominee, the Notes will trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in the Notes will therefore settle in immediately available funds. See "Description of Notes--Book-Entry System."

                               -----------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
         EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
            SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
              COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT
                 RELATES.  ANY REPRESENTATION TO THE CONTRARY IS A
                                 CRIMINAL OFFENSE.

 NO GAMING REGULATORY AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
       PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES OR THE
             INVESTMENT MERITS OF THE SECURITIES OFFERED HEREBY. ANY
                   REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                               -----------------------

=================== ==================== ========================= ============================
                                         Underwriting Discounts
                   Price to Public (1)      and Commissions (2)      Proceeds to Issuers (3)
------------------- -------------------- ------------------------- ----------------------------
Per Note.........        100.00%                  1.95%                      98.05%
------------------- -------------------- ------------------------- ----------------------------
Total............     $100,000,000             $1,950,000                 $98,050,000
=================== ==================== ========================= ============================

(1) Plus accrued interest, if any, from December 15, 1997.

(2) The Issuers and Guarantors have agreed to indemnify the Underwriters (as defined herein) against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting".

(3) The Issuers' expenses of the Offering, estimated at $200,000, will be reimbursed by the Underwriters. See "Underwriting".

                               -----------------------

    The Notes are offered, subject to prior sale, when, as and if accepted by the Underwriters and subject to approval of certain legal matters by counsel for the Underwriters. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Notes will be made on or about December 15, 1997 through the book-entry facilities of The Depository Trust Company, against payment therefor in immediately available funds.

                               -----------------------

                             JOINT BOOK-RUNNING MANAGERS
BEAR, STEARNS & CO. INC.                                     MERRILL LYNCH & CO.

                               -----------------------

             THE DATE OF THIS PROSPECTUS SUPPLEMENT IS DECEMBER 10, 1997

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES, INCLUDING STABILIZING TRANSACTIONS AND THE PURCHASE OF NOTES TO COVER SYNDICATE SHORT POSITIONS, SYNDICATE SHORT-COVERING TRANSACTIONS AND PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

                                     THE ISSUERS

    The Company is an international resort and gaming company which develops and manages premier resort and casino properties. The Company currently operates resort hotels and casinos in The Bahamas, Connecticut, New Jersey and the Indian Ocean. SINA, which is a wholly owned subsidiary of the Company, operates the Company's resort hotel and casino properties in Atlantic City, New Jersey.

    The Company's principal executive offices are located at Coral Towers, Paradise Island, The Bahamas, and its telephone number is (242) 363-3000. SINA's principal executive offices are located at 1415 East Sunrise Boulevard, 10th Floor, Fort Lauderdale, Florida, 33304, and its telephone number is (954) 713-2500.


                                   USE OF PROCEEDS

    The net proceeds of $98,050,000 from the sale of the Notes will be used by the Issuers (i) for general corporate and working capital purposes, (ii) to finance a portion of the Company's approximately $450 million expansion of its Atlantis Resort Casino property located on Paradise Island, The Bahamas, and
(iii) to finance a portion of the Company's previously announced $150 million redevelopment and expansion of its Resorts Casino Hotel in Atlantic City, New Jersey.


                                 DESCRIPTION OF NOTES

    The Notes will be issued under an Indenture dated as of December 10, 1997, as supplemented from time to time (such Indenture, as so supplemented, the "Indenture"), between the Issuers, the Guarantors and The Bank of New York (the "Trustee"), as trustee. The following description of the particular terms of the Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debt Securities (as defined in the accompanying Prospectus) set forth in the accompanying Prospectus, to which reference is hereby made. Capitalized terms used but not defined herein or in the accompanying Prospectus have the meanings given to them in the Indenture.

GENERAL

    The Notes will be senior subordinated, unsecured, general obligations of the Issuers, limited in aggregate principal amount to $100 million. The Notes will be subordinate in right of payment to certain other debt obligations of the Issuers. The Notes will be jointly and severally irrevocably and unconditionally guaranteed on a senior subordinated basis by each of the Issuers' respective present and future Subsidiaries (the Guarantors). Unrestricted Subsidiaries (as defined in the accompanying Prospectus) of the Issuers are not Subsidiaries. In addition, the obligations of each Guarantor under its guarantee will be limited in a manner intended to avoid it being deemed a fraudulent conveyance under applicable law. The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof.

    The Notes will mature on December 15, 2007. The Notes will bear interest at the rate per annum stated on the cover page hereof from the date of issuance or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semi-annually on June 15 and December 15 of each year, commencing on June 15, 1998, to the persons in whose names such Notes are registered at the close of business on the June 1 or December 1 immediately preceding such Interest Payment Date. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

    Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be presented for registration of transfer or exchange, at the office or agency of the Issuers maintained for such purpose, which office or agency shall be maintained in the Borough of Manhattan, The City of New York. No service charge will be made for any registration of transfer or exchange of Notes, but the Issuers may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Until otherwise designated by the Issuers, the Issuers' office or agency will be the corporate trust office of the Issuers presently located at the office of the Trustee in the Borough of Manhattan, The City of New York.

BOOK-ENTRY SYSTEM

    The Notes will be represented by one or more securities (the "Global Securities") deposited with DTC and registered in the name of a nominee of DTC. Except as set forth below, the Notes will be available for purchase in denominations of $1,000, and integral multiples thereof, in book-entry form only.

    Unless and until certificated Notes are issued under the limited circumstances described below, no beneficial owner of a Note shall be entitled to receive a definitive certificate representing a Note. So long as DTC or its nominee is the registered owner of all the Global Securities, DTC or such nominee, as the case may be, will be considered to be the sole owner or holder of the Notes for all purposes of the Indenture. Unless and until exchanged in whole or in part for the Notes represented thereby, the Global Securities may not be transferred except in their entirety by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor depository or any nominee of such successor.

    So long as the Global Securities represent the Notes, payments of interest and principal will be made to DTC or its nominee, as the registered owner of the Global Securities. Payments to beneficial owners of the Notes are expected to be made through DTC or its nominee, as described in the accompanying Prospectus. None of the Issuers, the Guarantors, the Trustee, any Paying Agent or the Registrar will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Securities for the Notes or for maintaining, supervising or reviewing any records relating to such beneficial interests.

    If DTC is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by the Issuers within 90 days, the Issuers will issue individual Notes in definitive form in exchange for the Global Securities representing the Notes. In addition, the Issuers may at any time and in their sole discretion determine not to have the Notes represented by Global Securities, and, in such event, will issue individual Notes in definitive form in exchange for the Global Securities. In either instance, the Issuers will issue Notes in definitive form equal in aggregate principal amount to the Global Securities, in such names and in such principal amounts as DTC shall request. Notes so issued in definitive form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons.

    DTC has advised the Issuers and the Underwriters as follows: DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations, some of which (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

    A further description of DTC's procedures with respect to Global Securities is set forth in the accompanying Prospectus under "Description of the Debt Securities--Registered Global Securities". DTC has confirmed to the Issuers, the Underwriters and the Trustee that it intends to follow such procedures.

SUBORDINATION

    The Notes and the Guarantees will be general, unsecured obligations of the Issuers and the Guarantors, respectively, subordinated in right of payment to all Senior Debt of the Issuers and the Guarantors, as applicable. The Notes are subject to all the provisions described in the accompanying Prospectus under the caption "Description of the Debt Securities--Subordination".

GUARANTEES; CERTAIN BANKRUPTCY LIMITATIONS

    Each Issuer is a holding company, conducting all its business through Subsidiaries, which have guaranteed or will guarantee the Issuers' obligations with respect to the Notes, and Unrestricted Subsidiaries. Holders of the Notes will be direct creditors of each Guarantor by virtue of its guarantee. Nonetheless, in the event of the bankruptcy or financial difficulty of a Guarantor, such Guarantor's obligations under its guarantee may be subject to review and avoidance under state, Federal and foreign fraudulent transfer laws. Among other things, such obligations may be avoided if a court concludes that such obligations were incurred for less than reasonably equivalent value or fair consideration at a time when the Guarantor was insolvent, was rendered insolvent, or was left with inadequate capital to conduct its business. A court would likely conclude that a Guarantor did not receive reasonably equivalent value or fair consideration to the extent that the aggregate amount of its liability on its guarantee exceeds the economic benefits it receives in the Offering. The obligations of each Guarantor under its guarantee will be limited in a manner intended to cause it not to be a fraudulent conveyance under applicable law, although no assurance can be given that a court would give the Holder the benefit of such provision.

    If the obligations of a Guarantor under its guarantee were avoided, Holders of Notes would have to look to the assets of any remaining Guarantors for payment. There can be no assurance in that event that such assets would suffice to pay the outstanding principal and interest on the Notes.

OPTIONAL REDEMPTION

    The Issuers will not have the right to redeem any Notes prior to December 15, 2002 (other than out of the Net Cash Proceeds of a Public Equity Offering, as described in the next following paragraph, or pursuant to a Required Regulatory Redemption or an Optional Tax Redemption). The Notes will be redeemable for cash at the option of the Issuers, in whole or in part, at any time on or after December 15, 2002, upon not less than 30 days' nor more than 60 days' notice to each Holder of Notes, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the 12-month period commencing December 15 of the years indicated below, in each case (subject to the right of Holders of record on a Record Date to receive interest due on an Interest Payment Date that is on or prior to such Redemption
Date) together with accrued and unpaid interest thereon to the Redemption Date:

         YEAR                                         PERCENTAGE
         ----                                         ----------

         2002. . . . . . . . . . . . . . . . . . . . . 104.313%
         2003  . . . . . . . . . . . . . . . . . . . . 102.876%
         2004. . . . . . . . . . . . . . . . . . . . . 101.438%
         2005 and thereafter . . . . . . . . . . . . . 100.000%

    On or prior to December 15, 2000, upon a Public Equity Offering of Ordinary Shares for cash of Sun International, up to $35 million aggregate principal amount of the Notes may be redeemed at the option of the Issuers within 120 days of such Public Equity Offering, on not less than 30 days', but not more than 60 days', notice to each Holder of Notes to be redeemed, with cash from the Net Cash Proceeds of such Public Equity Offering, at 108.625% of the principal amount thereof (subject to the right of Holders of record on a Record Date to receive interest due on an Interest Payment Date that is on or prior to such Redemption Date), together with accrued and unpaid interest thereon to the date of redemption; PROVIDED, HOWEVER, that immediately following each such redemption not less than $65 million aggregate principal amount of the Notes are outstanding.

REQUIRED REGULATORY REDEMPTION

    The Notes are subject to all the redemption provisions set forth in the accompanying Prospectus under the caption "Description of the Debt Securities--Required Regulatory Redemption".

PAYMENT OF ADDITIONAL AMOUNTS

    The Notes contain all the covenants set forth in the accompanying Prospectus under the caption "Description of the Debt Securities--Payment of Additional Amounts".

OPTIONAL TAX REDEMPTION

    The Notes are subject to all the redemption provisions set forth in the accompanying Prospectus under the caption "Description of the Debt Securities--Optional Tax Redemption".

CERTAIN COVENANTS

    The Notes contain all the covenants set forth in the accompanying Prospectus under the caption "Description of the Debt Securities--Certain Covenants".

EVENTS OF DEFAULT AND REMEDIES

    The Notes are subject to all the default and event of default provisions set forth in the accompanying Prospectus under the caption "Description of the Debt Securities--Events of Default and Remedies".

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    The Notes are subject to all the defeasance provisions set forth in the accompanying Prospectus under the caption "Description of the Debt Securities--Legal Defeasance and Covenant Defeasance".

OTHER TERMS

    The Notes are all subject to the provisions set forth in the accompanying Prospectus under the captions "Description of the Debt Securities--Selection and Notice", "--Reports", "--Amendments and Supplements" and "--Certain Definitions".


                                     UNDERWRITING

    Subject to the terms and conditions set forth in a purchase agreement (the "Purchase Agreement") among the Issuers, the Guarantors and the Underwriters named below (the "Underwriters"), the Issuers have agreed to sell to the Underwriters, and the Underwriters have severally agreed to purchase, the respective principal amounts of the Notes set forth opposite their names below.

         UNDERWRITER                                       PRINCIPAL AMOUNT
         -----------                                       ----------------

         Bear, Stearns & Co. Inc                              $50,000,000
         Merrill Lynch, Pierce, Fenner & Smith
              Incorporated                                     50,000,000
                                                             ------------
              Total                                          $100,000,000
                                                             ============

    The Purchase Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Notes are subject to the approval of certain legal matters by their counsel and to certain other conditions. Under the terms and conditions of the Purchase Agreement, the Underwriters are committed to take and pay for all the Notes if any are taken.

    The Issuers have been advised by the Underwriters that they initially propose to offer the Notes in part directly to purchasers at the initial public offering price set forth on the cover page of this Prospectus Supplement and in part to certain securities dealers at such price less a concession of 0.25% of the principal amount of the Notes. The Underwriters may allow, and such dealers may reallow, a concession not to exceed 0.125% of the principal amount of the Notes to certain brokers and dealers. After the initial offering of the Notes, the offering price and other selling terms may from time to time be varied by the Underwriters.

    The Purchase Agreement provides that the Issuers and the Guarantors, jointly and severally, will indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and will be required to contribute to payments which the Underwriters may be required to make in respect thereof.

    Until the distribution of the Notes is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriters to bid for and purchase the Notes. As an exception to these rules, the Underwriters are permitted to engage in certain transactions that stabilize the price of the Notes. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Notes.

    If the Underwriters create a short position in the Notes in connection with the Offering, i.e., if they sell more than the aggregate principal amount of Notes that is set forth on the cover page of this Prospectus Supplement, the Underwriters may reduce that short position by purchasing Notes in the open market.

    The Underwriters may also impose a penalty bid on certain Underwriters and selling group members. This means that if the Underwriters purchase Notes in the open market to reduce the Underwriters' short position or to stabilize the price of the Notes, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those Notes as part of the Offering.

    In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

    None of the Issuers, the Guarantors or the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, none of the Issuers, the Guarantors or the Underwriters makes any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

    From time to time the Underwriters have provided, and continue to provide, investment banking services to the Issuers and the Guarantors for which customary compensation has been and will be received. The Underwriters have agreed to reimburse the Issuers for their expenses of the Offering in an amount equal to $200,000.


                                    LEGAL MATTERS

    Certain legal matters will be passed upon for the Issuers and the Guarantors by Cravath, Swaine & Moore, New York, New York, and for the Underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California.

PROSPECTUS

                           SUN INTERNATIONAL HOTELS LIMITED
                        SUN INTERNATIONAL NORTH AMERICA, INC.
                                   DEBT SECURITIES

    Sun International Hotels Limited (the "Company") and Sun International
North America, Inc., a wholly owned subsidiary of the Company ("SINA" and, together with the Company, the "Issuers"), intend from time to time to issue, as joint and several obligors, in one or more series, up to an aggregate of $300 million of their debt securities (the "Debt Securities"), which may be either senior or subordinated in priority of payment and which may or may not be guaranteed by certain direct and indirect subsidiaries of the Company (the "Guarantors").

    When a particular series of Debt Securities is offered, a supplement to this Prospectus (the "Prospectus Supplement") will be delivered with the Prospectus. The Prospectus Supplement will set forth with respect to such series: whether it is a series of senior or subordinated Debt Securities; the terms for the guarantees (the "Guarantees") provided by the Guarantors, if any; the designation and principal amount offered; the rate (or method of calculation) and time of payment of interest, if any; the authorized denominations; the maturity or maturities; the terms for a sinking, purchase or analogous fund, if any; the terms for redemption or early repayment, if any; the currency or currencies or currency unit or currency units in which principal, premium, if any, or interest, if any, is payable; the purchase price and other terms of the offering; and any listing on a securities exchange.

    The Debt Securities may be sold (i) through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate,
(ii) through agents designated from time to time or (iii) directly. The names of any underwriters or agents of the Issuers involved in the sale of the Debt Securities in respect of which this Prospectus is being delivered and any applicable commissions or discounts are set forth in the Prospectus Supplement. The net proceeds to the Issuers from such sale are also set forth in the Prospectus Supplement.

                                 --------------------
THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF DEBT SECURITIES UNLESS
                       ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
        AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
         ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

       NO GAMING REGULATORY AUTHORITY HAS PASSED UPON THE ACCURACY OR
         ADEQUACY OF THIS PROSPECTUS OR THE INVESTMENT MERITS OF THE
            SECURITIES OFFERED HEREBY. ANY REPRESENTATION TO THE
                           CONTRARY IS UNLAWFUL.

                            --------------------

               THE DATE OF THIS PROSPECTUS IS DECEMBER 3, 1997.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE MATTERS DESCRIBED IN THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE ISSUERS. THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT NOR ANY DISTRIBUTION OF SECURITIES THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE ISSUERS SINCE THE DATE HEREOF OR THEREOF OR THAT THE INFORMATION CONTAINED HEREIN AND THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO SUCH DATE.


                                AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), applicable to foreign issuers, and in accordance therewith files reports, including annual reports on Form 20-F, and other information with the Securities and Exchange Commission (the "Commission"). The Company makes available to its shareholders annual reports containing audited financial statements within 105 days of the end of each fiscal year and publishes quarterly reports containing selected financial data for the first three quarters of the fiscal year within 60 days from the end of such fiscal quarter (in each case, prepared in accordance with generally accepted accounting principals in the United States ("GAAP")). The Company is exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. However, the Company furnishes shareholders with statements with respect to annual or extraordinary meetings of shareholders, as well as such other reports as may from time to time be authorized by the Board of Directors or be required under law. SINA is subject to the informational requirements of the Exchange Act , and in accordance therewith files reports and other information with the Commission. Such reports, and other information of the Company and SINA may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Copies of such materials filed by the Company can also be inspected at the offices of the New York Stock Exchange, Inc. ("NYSE"), 20 Broad Street, New York, New York 10005, on which the ordinary shares of the Company are listed. Copies of such materials filed by SINA can also be inspected at the offices of the American Stock Exchange, Inc. ("AMEX"), 86 Trinity Plaza, New York, New York 10006, on which certain notes of SINA are listed.

    A registration statement on Form F-3 (together with all amendments and exhibits, the "Registration Statement") has been filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Debt Securities offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain items of which are contained in exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Statements made in this Prospectus as to the content of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

                         ENFORCEABILITY OF CIVIL LIABILITIES

    The Company is a Bahamian international business company incorporated under the International Business Companies Act, 1989 of the Commonwealth of The Bahamas (the "Companies Act"). Certain of the directors and executive officers of the Company reside outside the United States. A substantial portion of the assets of such persons and of the Company is located outside the United States. As a result, in the opinion of Giselle M. Pyfrom, Esq., Bahamian counsel to the Company, it may be difficult or impossible to effect service of process within the United States upon such persons, to bring suit in the United States or to enforce, in the U.S. courts, any judgment obtained there against such persons predicated upon any civil liability provisions of the U.S. federal securities laws. It is unlikely that Bahamian courts would entertain original actions against Bahamian companies, their directors or officers predicated solely upon U.S. federal securities laws. Furthermore, judgments predicated upon any civil liability provisions of the U.S. federal securities laws are not directly enforceable in The Bahamas. Rather, a lawsuit must be brought in The Bahamas on any such judgment. Subject to consideration of private international law, in general, a judgment obtained after due trial by a court of competent jurisdiction, which is final and conclusive as to the issues in contention, is actionable in Bahamian courts and is impeachable only upon the grounds of (i) fraud, (ii) public policy and (iii) natural justice.


                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents heretofore filed by the Company (File No. 1-4226) with the Commission pursuant to the Exchange Act are incorporated herein by reference:

         1. The Company's Annual Report on Form 20-F for the year ended December 31, 1996;

         2. The Company's Current Reports on Form 6-K, dated February 10, 1997, March 11, 1997 and November 24, 1997 (which contains the unaudited financial statements of the Company for the nine month period ending September 30, 1997); and

         3. The Company's Current Reports on Form 6-K/A, dated February 27, 1997 and November 24, 1997.

    The following documents heretofore filed by SINA (File No. 1-4748) with the Commission pursuant to the Exchange Act are incorporated herein by reference:

         1. SINA's Annual Report on Form 10-K for the year ended December 31, 1996;

         2. SINA's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30 , 1997; and

         3. SINA's Current Report on Form 8-K, dated August 12, 1997, as amended by SINA's Current Report on Form 8-K/A, dated August 20, 1997.

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein or in any Prospectus Supplement, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. In addition, (i) all annual reports on Form 20-F filed by the Company and, to the extent designated therein, any reports on Form 6-K filed by the Company pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act and
(ii) all documents filed by SINA pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents or reports, to the extent not superseded by documents or reports subsequently filed.

    Each of the Issuers undertakes to provide, without charge, to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein). Requests for such documents should be directed to the Secretary, Sun International Hotels Limited, Coral Towers, The Bahamas. Telephone requests for such copies should be directed to the Secretary at (242) 363-3000.


                                     THE ISSUERS

    The Company is an international resort and gaming company which develops and manages premier resort and casino properties. The Company currently operates resort hotels and casinos in The Bahamas, Connecticut, New Jersey and the Indian Ocean. SINA, which is a wholly owned subsidiary of the Company, operates the Company's resort hotel and casino properties in Atlantic City, New Jersey.

    The Company's principal executive offices are located at Coral Towers, Paradise Island, The Bahamas, and its telephone number is (242) 363-3000. SINA's principal executive offices are located at 1415 East Sunrise Boulevard, 10th Floor, Fort Lauderdale, Florida, 33304, and its telephone number is (954) 713-2500.


                                   USE OF PROCEEDS

    Unless otherwise indicated in the applicable Prospectus Supplement, the Issuers intend to use the net proceeds from the sale of the Debt Securities for general corporate purposes.

    The Issuers expect that they will, on a recurring basis, engage in additional financings in character and amount to be determined as the need arises.


                          RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth the ratio of earnings to fixed charges for the Company for the periods indicated. For the purposes of computing the ratio of earnings to fixed charges, (i) earnings represent income (loss) from continuing operations before income taxes plus fixed charges exclusive of capitalized interest and (ii) fixed charges consist of interest, whether expensed or capitalized, and amortization of deferred financing fees.

                                        NINE MONTHS
                                           ENDED
                                        SEPTEMBER 30,      YEAR ENDED DECEMBER 31,(1)
                                       --------------      --------------------------
                                       1997      1996           1996      1995
                                       ----      ----           ----      ----
Ratio of earnings to fixed charges     4.27x     12.67x         13.53x    2.85x
Deficiency ($ thousands)                NA         NA             NA       NA


(1) Because the Company commenced operations in 1994, the earnings data for such period is not comparable to the earnings data for future periods.

    The following table sets forth the ratio of earnings to fixed charges for SINA for the periods indicated. For the purposes of computing the ratio of earnings to fixed charges, (i) earnings represent income (loss) from continuing operations before income taxes plus fixed charges exclusive of capitalized interest and (ii) fixed charges consist of interest, whether expensed or capitalized, and amortization of deferred financing fees.


                                        NINE MONTHS
                                           ENDED
                                        SEPTEMBER 30,                     YEAR ENDED DECEMBER 31,
                                       --------------                     -----------------------
                                       1997      1996      1996      1995      1994      1993      1992
                                       ----      ----      ----      ----      ----      ----      ----
Ratio of earnings to fixed charges     1.50x     1.21x      NA       1.53x      NA        NA        NA
Deficiency ($ thousands)                NA        NA       (714)      NA     (98,891)  (101,164)  (54,802)


                          DESCRIPTION OF THE DEBT SECURITIES

    The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent to which such general provisions may apply to the Debt Securities will be described in a Prospectus Supplement relating to such Debt Securities.

    The Debt Securities may constitute either senior or subordinated debt, or any combination thereof, of the Issuers. Debt Securities and the Guarantees, if any, will be issued under an indenture (the "Indenture") to be entered into by the Issuers, the Guarantors named therein and the trustee named in the applicable Prospectus Supplement (the "Trustee"). A copy of the form of Indenture has been filed as an exhibit to the Registration Statement. The following discussion of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture.

GENERAL

    The Indenture does not limit the aggregate principal amount of Debt Securities which may be issued thereunder. Debt Securities may be issued thereunder from time to time as a single series or in two or more separate series up to the aggregate principal amount from time to time authorized by the Issuers for each series. As of the date of this Prospectus, the Issuers have authorized the issuance under the Indenture of Debt Securities, the aggregate initial offering price of which (represented by the aggregate principal amount of Debt Securities issued at their principal amount or the issue price of Debt Securities issued at an original issue discount) does not exceed $300 million. Each series of Debt Securities will be denominated in United States dollars unless otherwise provided in the Prospectus Supplement relating thereto. The Debt Securities will be issued in denominations of $1,000 and integral multiples thereof unless otherwise provided in the Prospectus Supplement relating thereto.

    The applicable Prospectus Supplement will describe, among other things, the following terms of the series of Debt Securities with respect to which such Prospectus Supplement is being delivered: (i) the title of the Debt Securities of such series and, if other than denominations of $1,000 and any integral multiple thereof, the denominations in which any Debt Securities of such series shall be issuable; (ii) any limit on the aggregate principal amount of the Debt Securities of such series and any provisions relating to the seniority or subordination of all or any portion of the indebtedness evidenced thereby to other indebtedness of the Issuers; (iii) the price or prices (expressed as a percentage of the respective aggregate principal amount thereof) at which the Debt Securities of such series will be issued; (iv) the date or dates on which the principal of the Debt Securities of such series is payable or the method of determination thereof; (v) the rate or rates (which may be fixed or variable) at which the Debt Securities of such series will bear interest (which rate may be zero in the case of certain Debt Securities issued at an issue price representing a discount from the principal amount payable at maturity), the date or dates from which such interest, if any, will accrue and the circumstances, if any, in which the Issuers may defer interest payments; (vi) the interest payment dates, if any, on which any interest on the Debt Securities of such series will be payable, the record date for any interest payable on any Debt Securities of such series and the person to whom interest shall be payable if other than the person in whose name the Debt Security of such series is registered at the close of business on the record date for such interest; (vii) the place or places where principal of, premium, if any, and interest on the Debt Securities of such series shall be payable; (viii) the terms applicable to any "original issue discount" (as defined in the Internal Revenue Code of 1986, as amended, and the regulations thereunder), including the rate or rates at which such original issue discount shall accrue; (ix) the right or obligation, if any, of the Issuers to redeem or purchase Debt Securities of such series pursuant to any sinking fund or analogous provisions or at the option of a holder thereof, or otherwise, the conditions, if any, giving rise to such right or obligation and the period or periods within which, and the price or prices at which and the terms and conditions upon which, Debt Securities of such series shall be redeemed or purchased, in whole or in part, and any provisions for the marketing of such Debt Securities of such series; (x) if the amount of payments of principal of, premium, if any, and interest, if any, on the Debt Securities of such series is to be determined by reference to an index, formula or other method, the manner in which such amounts are to be determined and the calculation agent, if any, with respect thereto; (xi) if other than the principal amount thereof, the portion of the principal amount of the Debt Securities of such series which will be payable upon declaration or acceleration of the stated maturity thereof pursuant to an Event of Default; (xii) whether the Debt Securities of such series will be issued in certificated or book-entry form and, if applicable, the identity of the depositary for the Debt Securities of such series; (xiii) any listing of the Debt Securities of such series on a securities exchange; (xiv) any restrictive covenants included for the benefit of holders of the Debt Securities of such series; (xv) any additional events of default provided with respect to the Debt Securities of such series; (xvi) the terms, if any, on which the Debt Securities of such series will be convertible into or exchangeable for other debt or equity securities; (xvii) the collateral, if any, securing payments with respect to the Debt Securities of such series and any provisions relating thereto; (xviii) whether the Debt Securities of such series are to be guaranteed and, if so, the identity of the Guarantors and the terms of the Guarantees; and (xix) any other material terms of the Debt Securities of such series.

REGISTERED GLOBAL SECURITIES

    The registered Debt Securities of a series may be issued in the form of one or more fully registered global securities (a "Global Security") that will be deposited with a depositary (the "Depositary") or its nominee identified in the Prospectus Supplement relating to such series. In such case, one or more registered Global Securities will be issued, each in a denomination equal to the portion of the aggregate principal amount of outstanding registered Debt Securities of the series to be represented by such registered Global Security. Unless and until it is exchanged in whole or in part for Debt Securities in definitive registered form, a registered Global Security may not be transferred except as a whole by the Depositary for such registered Global Security to a nominee of such Depositary, or by such a nominee to such Depositary or to another nominee of such Depositary, or by such Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

    The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a registered Global Security will be described in the Prospectus Supplement relating to such series. The Issuers anticipate that the following provisions will apply to all depositary arrangements.

    Ownership of beneficial interests in a registered Global Security will be limited to persons that have accounts with the Depositary for such registered Global Security (collectively, the "participants") or persons holding interests through participants. Upon the issuance of a registered Global Security, the Depositary for such registered Global Security will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the Debt Securities represented by such registered Global Security beneficially owned by such participants. The accounts to be credited shall be designated by any dealers, underwriters or agents participating in the distribution of such Debt Securities. Ownership of beneficial interests in such registered Global Security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Depositary for such registered Global Security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants).

    So long as the Depositary for a registered Global Security, or its nominee, is the registered owner of such registered Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such registered Global Security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in a registered Global Security will not be entitled to have the Debt Securities represented by such registered Global Security registered in their names, will not receive or be entitled to receive physical delivery of such Debt Securities in definitive form and will not be considered the owners or holders thereof under the Indenture.

    Principal, premium, if any, and interest payments on Debt Securities represented by a registered Global Security registered in the name of a Depositary or its nominee will be made to such Depositary or its nominee, as the case may be, as the registered owner of such registered Global Security. None of the Issuers, the Trustee, the Guarantors, if any, or any paying agent for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such registered Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    The Issuers expect that the Depositary for any Debt Securities represented by a registered Global Security, upon receipt of any payment of principal, premium or interest in respect of such registered Global Security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in such registered Global Security as shown on the records of such Depositary. The Issuers also expect that payments by participants to owners of beneficial interests in such registered Global Security held through such participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in "street name", and will be the responsibility of such participants.

    If the Depositary for any Debt Securities represented by a registered Global Security is at any time unwilling or unable to continue as Depositary, and a successor Depositary is not appointed by the Issuers within 90 days, the Issuers will issue such Debt Securities in definitive form in exchange for such registered Global Security. In addition, the Issuers may at any time and in their sole discretion determine not to have any of the Debt Securities of a series represented by one or more registered Global Securities and, in such event, will issue Debt Securities of such series in definitive form in exchange for each registered Global Security representing such Debt Securities.

SUBORDINATION

    A series of Debt Securities may be subordinated ("Subordinated Debt Securities") to senior debt to the extent and in the manner set forth in the Prospectus Supplement relating thereto. In addition, any or all of the following provisions will apply to such series if the Prospectus Supplement relating thereto so specifies.

    Subordinated Debt Securities of such series and the related Guarantees, if any, will be general, unsecured obligations of the Issuers and the Guarantors, if any, respectively, subordinated in right of payment to the prior payment in full of all Senior Debt of the Issuers and the Guarantors, if any, respectively.

    No payment of any kind or character from any source may be made by or on behalf of the Issuers or a Guarantor, if any, as applicable, on account of the principal of, premium, if any, or interest or Additional Amounts on such series of Subordinated Debt Securities (including any repurchases of Subordinated Debt Securities of such series and rescission payments), or on account of any redemption provisions of the Subordinated Debt Securities of such series, for cash or property (other than from the trust described under "--Legal Defeasance and Covenant Defeasance"), (i) upon the maturity of any Senior Debt of the Issuers or such Guarantor, if any, by lapse of time, acceleration (unless waived) or otherwise, unless and until all principal of, premium, if any, the interest on and any fee or other amount due in respect of such Senior Debt are first paid in full in cash or Cash Equivalents or otherwise to the extent holders accept satisfaction of amounts due by settlement in other than cash or Cash Equivalents, or (ii) in the event of default in the payment of any principal of, premium, if any, or interest on or any fee or other amount due in respect of Senior Debt of the Issuers or such Guarantor, if any, when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise (a "Payment Default"), unless and until such Payment Default has been cured or waived or otherwise has ceased to exist.

    Upon (i) the happening of an event of default (other than a Payment
Default) that permits the holders of Senior Debt to declare such Senior Debt to be due and payable and (ii) written notice of such event of default given to the Trustee by the Representative under the Credit Agreement or the holders of an aggregate of at least $25 million principal amount outstanding of any other Senior Debt or their representative (a "Payment Blockage Notice"), then, unless and until such event of default has been cured or waived or otherwise has ceased to exist, no payment (by set-off or otherwise) may be made by or on behalf of the Issuers or any Guarantor which is an obligor under such Senior Debt on account of the principal of, premium, if any, or interest or Additional Amounts on the Subordinated Debt Securities of such series, including any repurchases of Subordinated Debt Securities of such series and rescission payments, other than payments made from the trust described under "--Legal Defeasance and Covenant Defeasance"; PROVIDED, HOWEVER, that so long as the Credit Agreement is in effect, a Payment Blockage Notice may only be given by the Representative under the Credit Agreement unless otherwise agreed in writing by the requisite lenders under the Credit Agreement. Notwithstanding the foregoing, unless the Senior Debt in respect of which such event of default exists has been declared due and payable in its entirety within 179 days after the Payment Blockage Notice is delivered as set forth above (the "Payment Blockage Period") (and such declaration has not been rescinded or waived), at the end of the Payment Blockage Period, the Issuers and the Guarantors, if any, shall be required to pay all sums not paid to the holders of the Subordinated Debt Securities of such series during the Payment Blockage Period due to the foregoing prohibitions and to resume all other payments as and when due on the Subordinated Debt Securities of such series. Any number of Payment Blockage Notices may be given; PROVIDED, HOWEVER, that (i) not more than one Payment Blockage Notice shall be given within a period of any 360 consecutive days, and (ii) no default that existed upon the date of such Payment Blockage Notice or the commencement of such Payment Blockage Period (whether or not such event of default is on the same issue of Senior Debt) shall be made the basis for the commencement of any other Payment Blockage Period, unless such event of default shall have been cured or waived for a period of not less than 90 days.

    Upon any distribution of assets of either Issuer or any Guarantor, upon any dissolution, winding up, total or partial liquidation or reorganization of either Issuer or any Guarantor, whether voluntary or involuntary, in bankruptcy, insolvency, receivership or a similar proceeding or upon assignment for the benefit of creditors or any marshaling of assets or liabilities, (i) the holders of all Senior Debt of such Issuer or such Guarantor, if any, as applicable, will first be entitled to receive payment in full in cash or Cash Equivalents or otherwise to the extent holders accept satisfaction of amounts due by settlement in other than cash or Cash Equivalents before the holders of Subordinated Debt Securities of such series are entitled to receive any payment on account of principal of, premium, if any, and interest or Additional Amounts on the Subordinated Debt Securities of such series, including any repurchases of Subordinated Debt Securities of such series and rescission payments, other than Junior Securities or from the trust described under "--Legal Defeasance and Covenant Defeasance", and (ii) any payment or distribution of assets of such Issuer or such Guarantor, if any, of any kind or character from any source, whether in cash, property or securities, other than Junior Securities or from the trust described under "--Legal Defeasance and Covenant Defeasance", to which the holders or the Trustee on behalf of the holders would be entitled (by set-off or otherwise), except for the subordination provisions contained in the Indenture, will be paid by the liquidating trustee or agent or other person making such a payment or distribution directly to the holders of such Senior Debt or their representative to the extent necessary to make payment in full in cash or Cash Equivalents on all such Senior Debt remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Debt.

    In the event that, notwithstanding the foregoing, any payment or distribution of assets (other than, where applicable, Junior Securities or from the trust described under "--Legal Defeasance and Covenant Defeasance") shall be received by the Trustee or the holders of Subordinated Debt Securities of such series at a time when such payment or distribution is prohibited by the foregoing provisions, such payment or distribution shall be held in trust for the benefit of the holders of such Senior Debt, and shall be paid or delivered by the Trustee or such holders, as the case may be, to the holders of such Senior Debt remaining unpaid or unprovided for or to their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Debt may have been issued, ratably according to the aggregate principal amounts remaining unpaid on account of such Senior Debt held or represented by each, for application to the payment of all such Senior Debt remaining unpaid, to the extent necessary to pay all such Senior Debt in full in cash or Cash Equivalents or otherwise to the extent holders accept satisfaction of amounts due by settlement in other than cash or Cash Equivalents after giving effect to any concurrent payment or distribution to the holders of such Senior Debt.

    No provision contained in the Indenture or the Subordinated Debt Securities of such series will affect the obligation of the Issuers and the Guarantors, if any, which is absolute and unconditional, to pay, when due, principal of, premium, if any, and interest on the Subordinated Debt Securities of such series. The subordination provisions of the Indenture and the Subordinated Debt Securities of such series will not prevent the occurrence of any Default or Event of Default under the

Indenture or limit the rights of the Trustee or any holder of Subordinated Debt Securities of such series to pursue any other rights or remedies with respect to the Subordinated Debt Securities of such series.

OPTIONAL REDEMPTION

    The Issuers will have the right to redeem a series of Debt Securities in the manner set forth in the Prospectus Supplement relating to such series. In addition, any or all of the following provisions will apply to such series if the Prospectus Supplement relating thereto so specifies.

    The Issuers will not have the right to redeem any of such series of Debt Securities prior to the date specified in the applicable Prospectus Supplement (other than out of the Net Cash Proceeds of a Public Equity Offering, as described in the next following paragraph, or pursuant to a Required Regulatory Redemption or an Optional Tax Redemption). Such series of Debt Securities will be redeemable for cash at the option of the Issuers, in whole or in part, at any time on or after such date, upon not less than 30 days' nor more than 60 days' notice to each holder of such series of Debt Securities, at the redemption prices set forth in the applicable Prospectus Supplement.

    On or prior to March 15, 2000, upon a Public Equity Offering of Ordinary Shares for cash of the Company, up to 35% of the aggregate principal amount of such series of Debt Securities may be redeemed at the option of the Issuers within 120 days of such Public Equity Offering, on not less than 30 days', but not more than 60 days', notice to each holder of such series of Debt Securities to be redeemed, with cash from the Net Cash Proceeds of such Public Equity Offering, at 109% of the principal amount thereof (subject to the right of holders of record on a Record Date to receive interest due on an Interest Payment Date that is on or prior to such Redemption Date), together with accrued and unpaid interest to the date of redemption; PROVIDED, HOWEVER, that immediately following each such redemption not less than 65% of the aggregate principal amount of such series of Debt Securities are outstanding.

REQUIRED REGULATORY REDEMPTION

    The Indenture provides that if a holder or a beneficial owner of Debt Securities is required by any regulatory body responsible for a gaming license held by the Company or a Subsidiary of the Company (a "Gaming Authority") to be found suitable to hold Debt Securities, the holder shall apply for a finding of suitability within 30 days after a Gaming Authority requests or sooner if so required by such Gaming Authority. The applicant for a finding of suitability must pay all costs of the investigation for such finding of suitability. If a holder or beneficial owner is required to be found suitable to hold the Debt Securities and is not found suitable by a Gaming Authority, the holder shall, to the extent required by applicable law, dispose of its Debt Securities within 30 days or within that time prescribed by a Gaming Authority, whichever is earlier. If the holder fails to dispose of its Debt Securities within such time period, the Issuers may, at their option, redeem the holder's Debt Securities at, depending on applicable law, (i) the principal amount thereof, together with accrued and unpaid interest to the date of the finding of unsuitability by a Gaming Authority, (ii) the amount that such holder paid for the Debt Securities,
(iii) the fair market value of the Debt Securities, (iv) the lowest of clauses
(i), (ii) and (iii), or (v) such other amount as may be determined by the appropriate Gaming Authority.

PAYMENT OF ADDITIONAL AMOUNTS

    The Issuers will be required to pay Additional Amounts on a series of Debt Securities to the extent and in the manner set forth in the Prospectus Supplement relating to such series. In addition, any or all of the following provisions will apply to such series if the Prospectus Supplement relating thereto so specifies.

    The Issuers will, subject to certain limitations and exceptions (as set forth below), pay to each holder such amounts (the "Additional Amounts") as may be necessary in order that every net payment or deemed payment of (i) principal, premium and interest, if any, with respect to a Debt Security of such series, or
(ii) net proceeds on the sale or exchange of a Debt Security of such series, each after deduction or withholding for or on account of any taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the government of The Bahamas or any authority thereof or therein having power to tax, will result in the receipt by the holders of the amounts that would have been received by them had no such deduction or withholding been required; PROVIDED, HOWEVER, that no such Additional Amounts shall be payable in respect of any Debt Security of such series for:

    (1) any tax, duty, assessment, or other governmental charge which would not have been imposed but for the fact that such holder:


         (a) is a resident, domiciliary or national of, or engaged in business or maintains a permanent establishment or was physically present in, The Bahamas or any political subdivision thereof or therein or otherwise has some connection with The Bahamas other than the mere ownership of, or receipt of payment under, such Debt Security;

         (b) presented such Debt Security for payment in The Bahamas or any political subdivision thereof or therein, unless such Debt Security could not have been presented for payment elsewhere; or

         (c) presented such Debt Security for payment more than 30 days after the date on which the payment in respect of such Debt Security became due and payable or provided for, whichever is later, except to the extent that the holder would have been entitled to such Additional Amounts if it had presented such Debt Security for payment on any day within such period of 30 days;

    (2) any estate, inheritance, gift, sales, transfer or similar tax, assessment or other governmental charge or any taxes, duties, assessments or other governmental charges that are payable otherwise than by deduction or withholding from payments on such Debt Security;

    (3) any tax, duty, assessment or other governmental charge imposed on a holder that is not the beneficial owner of a Debt Security of such series to the extent that the beneficial owner would not have been entitled to the payment of Additional Amounts had the beneficial owner directly held such Debt Security; or

    (4)  any combination of items (1), (2) and (3).

    Whenever there is mentioned, in any context, the payment of the principal of or any premium or interest on, or in respect of, any Debt Securities of such series or the net proceeds received on the sale or exchange of any Debt Securities of such series, such mention shall be deemed to include mention of the payment of Additional Amounts provided for in the Indenture to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof pursuant to the Indenture.

    Without limiting a holder's right to receive payment of Additional Amounts, in the event that Additional Amounts actually paid with respect to the Debt Securities of such series are based on rates of deduction or withholding of Bahamian taxes in excess of the appropriate rate applicable to the holder of such Debt Securities and, as a result thereof, such holder is entitled to make a claim for a refund or credit of such excess, then such holder shall, by accepting the Debt Securities of such series and receiving a payment of Additional Amounts, be deemed to have assigned and transferred all right, title and interest to any such claim for a refund or credit of such excess to the Issuers. By making such assignment, the holder of Debt Securities of such series makes no representation or warranty that the Issuers will be entitled to receive such claim for a refund or credit and incurs no other obligation with respect thereto.

OPTIONAL TAX REDEMPTION

    With respect to a series of Debt Securities, the Debt Securities of such series may be redeemed at the option of the Issuers, in whole but not in part, upon not less than 30 nor more than 60 days' notice given as provided in the Indenture, at any time at a redemption price equal to the principal amount thereof, plus accrued and unpaid interest, if any, thereon, to the date fixed for redemption if, as a result of any change in or amendment to the laws, treaties, rulings or regulations of The Bahamas, or of any political subdivision or taxing authority thereof or therein, or any change in the official position of the applicable taxing authority regarding the application or interpretation of such laws, treaties, rulings or regulations (including a holding judgment or order of a court of competent jurisdiction) or any execution thereof or amendment thereto, which is enacted into law or otherwise becomes effective after the Issue Date of such series of Debt Securities, either Issuer would be required on the next succeeding interest payment date to pay Additional Amounts on the Debt Securities of such series as a result of the imposition of a Bahamian withholding tax and the payment of such Additional Amounts cannot be avoided by the use of any reasonable measures available to the Issuers which do not cause the Issuers to incur any material costs. The Issuers shall also pay to holders on the redemption date any Additional Amounts then due and which will become due as a result of the redemption or would otherwise be payable.

         Prior to the publication of any notice of redemption in accordance with the foregoing, the Issuers shall deliver to the Trustee an officers' certificate stating that (i) the payment of Additional Amounts cannot be avoided by the use of any reasonable measures available to the Issuers which do not cause the Issuers to incur any material costs and (ii) the Issuers are entitled to effect such redemption based on the written, substantially unqualified opinion of counsel, which counsel shall be reasonably acceptable to the Trustee, that the Issuers have or will become obligated to pay Additional Amounts as a result of such change or amendment. The notice, once delivered by the Issuers to the Trustee, will be irrevocable.

SELECTION AND NOTICE

    Certain selection and notice provisions relating to redemptions of a series of Debt Securities will apply to such series to the extent and in the manner set forth in the Prospectus Supplement relating thereto. In addition, any or all of the following provisions will apply to such series if the Prospectus Supplement relating thereto so specifies.

    In the case of a partial redemption (other than a Required Regulatory Redemption), the Trustee shall select the Debt Securities of such series or portions thereof for redemption on a PRO RATA basis, by lot or in such other manner it deems appropriate and fair. The Debt Securities of such series may be redeemed in part in multiples of $1,000 only.

    The Debt Securities of such series will not have the benefit of any sinking fund.

    Except as required by a Gaming Authority with respect to a Required Regulatory Redemption, notice of any redemption will be sent, by first-class mail, at least 30 days and not more than 60 days prior to the date fixed for redemption to the holder of each Debt Security of such series to be redeemed to such holder's last address as then shown upon the registry books of the Registrar. Any notice which relates to a Debt Security of such series to be redeemed in part only must state the portion of the principal amount equal to the unredeemed portion thereof and must state that on and after the date of redemption, upon surrender of such Debt Security of such series, a new Debt Security or new Debt Securities of such series in a principal amount equal to the unredeemed portion thereof will be issued. On and after the date of redemption, interest will cease to accrue on the Debt Securities of such series or portions thereof called for redemption, unless the Issuers default in the payment thereof.

CERTAIN COVENANTS

    With respect to a series of Debt Securities, the Issuers and the Guarantors, if any, will be subject to certain covenants and agreements to the extent and in the manner set forth in the Prospectus Supplement relating to such series. In addition, any or all of the following provisions will apply to such series if the Prospectus Supplement relating thereto so specifies.

    SUSPENDED COVENANTS


    During any period of time that (i) such series of Debt Securities have Investment Grade Status and (ii) no Default or Event of Default has occurred and is continuing under the Indenture with respect to such series of Debt Securities, the Issuers and their Subsidiaries will not be subject to the provisions of the Indenture with respect to such series of Debt Securities described below under "--Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock", "--Limitation on Restricted Payments" and "--Limitation on Sale of Assets and Subsidiary Stock", in each case, to the extent applicable (collectively, the "Suspended Covenants"). In the event that the Issuers and their Subsidiaries are not subject to the Suspended Covenants with respect to such series of Debt Securities for any period of time as a result of the preceding sentence and, subsequently, either of the Rating Agencies withdraws its rating or assigns such series of Debt Securities a rating below the required Investment Grade Ratings, then the Issuers and their Subsidiaries will thereafter again be subject to the Suspended Covenants for the benefit of such series of Debt Securities and compliance with the Suspended Covenant with respect to Restricted Payments made after the time of such withdrawal or assignment will be calculated in accordance with the terms of the covenant described below under "--Limitation on Restricted Payments" as if such covenant had been in effect during the entire period of time from the Issue Date of such series of Debt Securities.

    REPURCHASE OF DEBT SECURITIES AT THE OPTION OF THE HOLDER UPON A CHANGE OF CONTROL

    In the event that a Change of Control Triggering Event has occurred, each holder of such series of Debt Securities will have the right, at such holder's option, pursuant to an irrevocable and unconditional offer by the Issuers (the "Change of Control Offer"), to require the Issuers to repurchase all or any part of such holder's Debt Securities (provided, that the principal amount of such Debt Securities must be $1,000 or an integral multiple thereof) on a date (the "Change of Control Purchase Date") that is no later than 45 Business Days after the occurrence of such Change of Control Triggering Event, at a cash price equal to 101% of the principal amount thereof (the "Change of Control Purchase Price"), together with accrued and unpaid interest to the Change of Control Purchase Date. The Change of Control Offer shall be made within 20 Business Days following a Change of Control Triggering Event and shall remain open for at least 20 Business Days following its commencement (the "Change of Control Offer Period"). Upon expiration of the Change of Control Offer Period the Issuers promptly shall purchase all such series of Debt Securities properly tendered in response to the Change of Control Offer.

    As used herein, a "Change of Control Triggering Event" shall be deemed to occur with respect to a series of Debt Securities if either of the Rating Agencies shall downgrade or withdraw their rating of such series of Debt Securities as a result of or, in any case, within 90 days of, a Change of Control. A "Change of Control" means (i) the Company ceases to be the "beneficial owner," directly or indirectly, of 100% of the Equity Interests of SINA; (ii) any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets, on a consolidated basis, of the Company or SINA, in one transaction or a series of related transactions (in each case other than to a person that is a Permitted Holder); (iii) any merger or consolidation of the Company with or into any person if, immediately after giving effect to such transaction, any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) (other than a Permitted Holder) is or becomes the "beneficial owner", directly or indirectly, of more than 50% of the total voting power in the aggregate normally entitled to vote in the election of directors, managers, or trustees, as applicable, of the surviving entity or entities; (iv) any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) (other than a Permitted Holder) is or becomes the "beneficial owner", directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of Capital Stock of the Company then outstanding normally entitled to vote in elections of directors; (v) during any period of 12 consecutive months after the Issue Date of such series of Debt Securities, individuals who at the beginning of any such 12-month period constituted the Board of Directors of the Company or SINA (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Company or SINA, as applicable, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company or SINA then in office; or (vi) the adoption of a plan relating to the liquidation or dissolution of either of the Issuers.

    On or before the Change of Control Purchase Date, the Issuers will (i) accept for payment such series of Debt Securities or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent cash sufficient to pay the Change of Control Purchase Price (together with accrued and unpaid interest) of all Debt Securities of such series so tendered and (iii) deliver to the Trustee Debt Securities of such series so accepted together with an officers' certificate listing Debt Securities of such series or portions thereof being purchased by the Issuers. The Paying Agent promptly will pay the holders of Debt Securities of such series so accepted an amount equal to the Change of Control Purchase Price (together with accrued and unpaid interest), and the Trustee promptly will authenticate and deliver to such holders a new Debt Securities of such series equal in principal amount to any unpurchased portion of the Debt Securities of such series surrendered. Any Debt Securities of such series not so accepted will be delivered promptly by the Issuers to the holder thereof. The Issuers publicly will announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

    LIMITATION ON INCURRENCE OF ADDITIONAL INDEBTEDNESS AND DISQUALIFIED CAPITAL STOCK

    Except as set forth below in this covenant, the Issuers and the Guarantors, if any, will not, and will not permit any of their Subsidiaries to, individually or collectively, directly or indirectly, issue, assume, guaranty, incur, become directly or indirectly liable with respect to (including as a result of an Acquisition), or otherwise become responsible for, contingently or otherwise (individually and collectively, to "incur" or, as appropriate, an "incurrence"), any Indebtedness or any Disqualified Capital Stock (including Acquired Indebtedness), except Permitted Indebtedness. Notwithstanding the foregoing, if
(i) no Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect on a pro forma basis to, such incurrence of Indebtedness or Disqualified Capital Stock and (ii) on the date of such incurrence (the "Incurrence Date"), the Consolidated Coverage Ratio of the Company for the Reference Period immediately preceding the Incurrence Date, after giving effect on a pro forma basis to such incurrence of such Indebtedness or Disqualified Capital Stock and, to the extent set forth in the definition of Consolidated Coverage Ratio, the use of proceeds thereof, would be at least 2.0 to 1 (the "Debt Incurrence Ratio"), then the Issuers and the Guarantors, if any, may incur such Indebtedness or Disqualified Capital Stock.

    Acquired Indebtedness shall be deemed to have been incurred at the time the person who incurred such Indebtedness becomes a Subsidiary of either of the Issuers (including upon designation of any Unrestricted Subsidiary or other person as a Subsidiary) or is merged with or into or consolidated with either of the Issuers or a Subsidiary of either of the Issuers, as applicable.

    LIMITATION ON RESTRICTED PAYMENTS

    The Issuers and the Guarantors, if any, will not, and will not permit any of their Subsidiaries to, individually or collectively, directly or indirectly, make any Restricted Payment if, after giving effect to such Restricted Payment on a pro forma basis, (i) a Default or an Event of Default shall have occurred and be continuing, (ii) the Company is not permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio in the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock" (to the extent applicable) or (iii) the aggregate amount of all Restricted Payments made by the Company and its Subsidiaries, including after giving effect to such proposed Restricted Payment, from and after the Issue Date of such series of Debt Securities, would exceed the sum of (a) 50% of the aggregate Consolidated Net Income of the Company for the period (taken as one accounting period), commencing January 1, 1996 to and including the last day of the fiscal quarter ended immediately prior to the date of each such calculation (or, in the event Consolidated Net Income for such period is a deficit, then minus 100% of such deficit) (not giving any pro forma effect to the acquisition of Griffin Gaming & Entertainment, Inc. for periods prior to its consummation), plus (b) the aggregate Net Cash Proceeds received by the Company from the sale of its Qualified Capital Stock (other than (i) to a Subsidiary of the Company and (ii) to the extent applied in connection with a Qualified Exchange) after the Issue Date of such series of Debt Securities, plus (c) $50 million.

    The immediately preceding paragraph, however, will not prohibit (x) a Qualified Exchange, (y) the payment of any dividend on Capital Stock within 60 days after the date of its declaration if such dividend could have been made on the date of such declaration in compliance with the foregoing provisions and (z) the redemption or repurchase of any Capital Stock or Indebtedness of the Issuers or their Subsidiaries (other Capital Stock or Indebtedness held by Sun International Investment Limited, its shareholders or Permitted Holders), if the holder or beneficial owner of such Capital Stock or Indebtedness is required to be found suitable by any Gaming Authority to own or vote any such security and is found unsuitable by any such Gaming Authority to so own or vote such security. The full amount of any Restricted Payment made pursuant to the foregoing clauses (y) and (z) (but not pursuant to clause (x)) of the immediately preceding sentence, however, will be deducted in the calculation of the aggregate amount of Restricted Payments available to be made referred to in clause (iii) of the immediately preceding paragraph.

    LIMITATION ON DIVIDENDS AND OTHER PAYMENT RESTRICTIONS AFFECTING
    SUBSIDIARIES

    The Issuers and Guarantors, if any, will not, and will not permit any of their Subsidiaries to, individually or collectively, directly or indirectly, create, assume or suffer to exist any consensual restriction on the ability of any Subsidiary of the Company, SINA or such Guarantors, if any, to pay dividends or make other distributions to or on behalf of, or to pay any obligation to or on behalf of, or otherwise to transfer assets or property to or on behalf of, or make or pay loans or advances to or on behalf of, the Company, SINA, the Guarantors, if any, or any Subsidiary of any of them, or to guaranty such series of Debt Securities, except (a) restrictions imposed by such series of Debt Securities or the Indenture, (b) restrictions imposed by applicable law,
(c) existing restrictions under specified Indebtedness outstanding on the Issue Date of such series of Debt Securities, (d) restrictions under any Acquired Indebtedness not incurred in violation of the Indenture or any agreement relating to any property, asset, or business acquired by the Company or any of its Subsidiaries, which restrictions in each case existed at the time of acquisition, were not put in place in connection with or in anticipation of such acquisition and are not applicable to any person, other than the person acquired, or to any property, asset or business, other than the property, assets and business so acquired, (e) any such restriction or requirement imposed by Indebtedness incurred under paragraph (a) of the definition of "Permitted Indebtedness", provided such restriction or requirement is no more restrictive than that imposed by the Credit Agreement as of the Issue Date of such series of Debt Securities, (f) restrictions with respect solely to a Subsidiary of the Company imposed pursuant to a binding agreement that has been entered into for the sale or disposition of all or substantially all of the Equity Interests or assets of such Subsidiary, provided such restrictions apply solely to the Equity Interests or assets of such Subsidiary that are being sold, (g) restrictions on transfer contained in FF&E Indebtedness incurred pursuant to paragraph (c) of the definition of "Permitted Indebtedness", provided such restrictions relate only to the transfer of the property acquired with the proceeds of such FF&E Indebtedness, and (h) in connection with and pursuant to Permitted Refinancings, replacements of restrictions imposed pursuant to clauses (a), (c) or (d) of this paragraph that are not more restrictive than those being replaced and do not apply to any other person or assets than those that would have been covered by the restrictions in the Indebtedness so refinanced. Notwithstanding the foregoing, neither (a) customary provisions restricting subletting or assignment of any lease, license or contract entered into in the ordinary course of business, consistent with industry practice, nor (b) Liens permitted under the terms of the Indenture shall in and of themselves be considered a restriction on the ability of the applicable Subsidiary to transfer such agreement or assets, as the case may be.

    LIMITATION ON LAYERING INDEBTEDNESS

    The Issuers and the Guarantors, if any, will not, individually or collectively, directly or indirectly, incur, or suffer to exist any Indebtedness that is subordinate in right of payment to any other Indebtedness of either Issuer or any Guarantor, if any, unless, by its terms, such Indebtedness is subordinate in right of payment to, or ranks PARI PASSU with, such series of Debt Securities or the Guarantee, if any, as applicable.

    LIMITATION ON LIENS SECURING INDEBTEDNESS

    The Issuers and the Guarantors, if any, will not, and will not permit any of their Subsidiaries to, individually or collectively, create, incur, assume or suffer to exist any Lien of any kind, other than Permitted Liens, upon any of their respective assets now owned or acquired on or after the Issue Date of such series of Debt Securities or upon any income or profits therefrom securing any Indebtedness of the Issuers, the Guarantors, if any, or any of their Subsidiaries other than Senior Debt, unless the Issuers and Guarantors, if any, each provide, and cause their Subsidiaries to provide, concurrently therewith, that such series of Debt Securities are equally and ratably so secured, provided that, if such Indebtedness is Subordinated Indebtedness, the Lien securing such Subordinated Indebtedness shall be subordinate and junior to the Lien securing such series of Debt Securities with the same relative priority as such Subordinated Indebtedness shall have with respect to such series of Debt Securities.

    LIMITATION ON SALE OF ASSETS AND SUBSIDIARY STOCK

    The Issuers and the Guarantors, if any, will not, and will not permit any of their Subsidiaries to, individually or collectively, in one of a series of related transactions, convey, sell, transfer, assign or otherwise dispose of, directly or indirectly, any of its property, business or assets, including by merger or consolidation (in the case of a Guarantor, if any, or a Subsidiary of the Company or SINA), and including any sale or other transfer or issuance of any Equity Interests of any Subsidiary of the Company or SINA, whether by the Company, SINA or a Subsidiary of either or through the issuance, sale or transfer of Equity Interests by a Subsidiary of the Company or SINA, and including any sale and leaseback transaction (an "Asset Sale"), unless (i)(a) within 360 days after the date of such Asset Sale, the Net Cash Proceeds therefrom (the "Asset Sale Offer Amount") are applied to the optional redemption of such series of Debt Securities and all other outstanding Debt

Securities in accordance with the terms of the Indenture or to the repurchase of such series of Debt Securities and all other outstanding Debt Securities pursuant to an irrevocable, unconditional cash offer (the "Asset Sale Offer") to repurchase Debt Securities of such series and all other outstanding Debt Securities at a purchase price of 100% of principal amount (the "Asset Sale Offer Price") together with accrued and unpaid interest to the date of payment, made within 330 days of such Asset Sale or (b) within 330 days following such Asset Sale, the Asset Sale Offer Amount is (1) invested in assets and property (other than notes, bonds, obligation and securities) which in the good faith judgment of the Board of Directors of the Company will immediately constitute or be a part of a Related Business of the Company, SINA or such Subsidiary (if it continues to be a Subsidiary) immediately following such investment or (2) used to permanently reduce Senior Debt (provided that in the case of a revolver or similar arrangement that makes credit available, such commitment is so permanently reduced by such amount) or to purchase or redeem the Issuers' 9% Senior Subordinated Notes due 2007 issued under an indenture dated as of March 10, 1997, (ii) no more than the greater of (A) $20 million or (B) 15% of the total consideration for such Asset Sale or series of related Asset Sales consists of consideration other than cash or Cash Equivalents; PROVIDED HOWEVER, that more than 15% of the total consideration may consist of consideration other than cash or Cash Equivalents if (A) the portion of such consideration that does not consist of cash or Cash Equivalents consists of assets of a type ordinarily used in the operation of a Related Business (including Capital Stock of a person that becomes a wholly owned Subsidiary and that holds such assets) to be used by the Issuers or a Subsidiary in the conduct of a Related Business, (B) the terms of such Asset Sale have been approved by a majority of the members of the Board of Directors of the Company having no personal stake in such transaction, and
(C) if the value of the assets being disposed of by the Issuers or such Subsidiary in such transaction (as determined in good faith by such members of the Board of Directors) is at least $10 million, the Board of Directors of the Company has received a written opinion of a nationally recognized investment banking firm to the effect that such Asset Sale is fair, from a financial point of view, to the Company and the Company has delivered a copy of such opinion to the Trustee, (iii) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect, on a pro forma basis, to, such Asset Sale, and (iv) if the value of the assets disposed of is at least $5 million, the Board of Directors of the Company determines in good faith that the Company or such Subsidiary, as applicable, receives fair market value for such Asset Sale (as evidenced by a resolution of the Board of Directors).

    An acquisition of such series of Debt Securities and all other outstanding Debt Securities pursuant to an Asset Sale Offer may be deferred until the accumulated Net Cash Proceeds from Asset Sales not applied to the uses set forth in (i) above (the "Excess Proceeds") exceeds $20 million and that each Asset Sale Offer shall remain open for 20 Business Days following its commencement (the "Asset Sale Offer Period"). Upon expiration of the Asset Sale Offer Period, the Issuers shall apply the Asset Sale Offer Amount plus an amount equal to accrued and unpaid interest to the purchase of all Debt Securities of such series and all other outstanding Debt Securities properly tendered (on a PRO RATA basis if the Asset Sale Offer Amount is insufficient to purchase all Debt Securities of such series and all other outstanding Debt Securities so tendered) at the Asset Sale Offer Price (together with accrued and unpaid interest). To the extent that the aggregate amount of Debt Securities tendered pursuant to an Asset Sale Offer is less than the Asset Sale Offer Amount, the Issuers may use any remaining Net Cash Proceeds for general corporate purposes as otherwise permitted by the Indenture and following the consummation of each Asset Sale Offer the Excess Proceeds amount shall be reset to zero. For purposes of (ii) above, total consideration received means the total consideration received for such Asset Sales minus the amount of (a) Senior Debt assumed by a transferee which assumption permanently reduces the amount of Indebtedness outstanding on the Issue Date of such series of Debt Securities or permitted pursuant to clause
(a) or (c) of the definition of Permitted Indebtedness (including that in the case of a revolver or similar arrangement that makes credit available, such commitment is so reduced by such amount), (b) FF&E Indebtedness secured solely by the assets sold and assumed by a transferee and (c) property that within 30 days of such Asset Sale is converted into cash or Cash Equivalents.

    Notwithstanding the foregoing provisions of the prior paragraph:

         (i) the Company and its Subsidiaries may, in the ordinary course of business, convey, sell, transfer, assign or otherwise dispose of inventory acquired and held for resale in the ordinary course of business;

         (ii) the Company and its Subsidiaries may convey, sell, transfer, assign or otherwise dispose of assets pursuant to and in accordance with the provisions of the covenant "Limitation on Merger, Sale or Consolidation";

         (iii) the Company and its Subsidiaries may sell or dispose of damaged, worn out or other obsolete property in the ordinary course of business so long as such property is no longer necessary for the proper conduct of the business of the Company or such Subsidiary, as applicable;

         (iv) the Issuers and the Subsidiaries may convey, sell, transfer, assign or otherwise dispose of assets to any Issuer or any of their wholly owned Guarantors, if any; and

         (v) the Issuers may sell their Equity Interests in certain non-strategic real estate on Paradise Island and in Atlantic City.

    All Net Cash Proceeds from an Event of Loss shall be invested, used for prepayment of Senior Debt, or used to repurchase Debt Securities, all within the period and as otherwise provided above in clauses (i)(a) or (i)(b) of the first paragraph of this covenant.

    In addition to the foregoing, the Company will not, and will not permit any Subsidiary to, directly or indirectly make any Asset Sale of any of the Equity Interests of any Subsidiary except (i) pursuant to an Asset Sale of all the Equity Interests of such Subsidiary or (ii) pursuant to an Asset Sale of common stock with no preferences or special rights or privileges and with no redemption or prepayment provisions, PROVIDED that after such sale the Issuers or their Subsidiaries own at least 50.1% of the voting and economic interests of the Capital Stock of such Subsidiary.

    Any Asset Sale Offer shall be made in compliance with all applicable laws, rules, and regulations, including, if applicable, Regulation 14E of the Exchange Act and the rules and regulations thereunder and all other applicable Federal and state securities laws.

    LIMITATION ON TRANSACTIONS WITH AFFILIATES

    None of the Issuers or any of their Subsidiaries will be permitted on or after the Issue Date of such series of Debt Securities to enter into or suffer to exist any contract, agreement, arrangement or transaction with any Affiliate (an "Affiliate Transaction"), or any series of related Affiliate Transactions (other than Exempted Affiliate Transactions) (i) unless it is determined that the terms of such Affiliate Transaction are fair and reasonable to the Company or such Subsidiary, as applicable, and no less favorable to the Company or such Subsidiary, as applicable, than could have been obtained in an arm's-length transaction with a non-Affiliate and (ii) if involving consideration to either party in excess of $2 million, unless such Affiliate Transaction(s) has been approved by a majority of the members of the Board of Directors that are disinterested in such transaction and (iii) if involving consideration to either party in excess of $15 million, unless in addition to the foregoing Company, prior to the consummation thereof, obtains a written favorable opinion as to the fairness of such transaction to the Company from a financial point of view from an independent investment banking firm of national reputation.

    LIMITATION ON PAYMENTS FOR CONSENT

    None of the Issuers or any of their Subsidiaries or Unrestricted Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any such series of Debt Securities for, or as an inducement to, any consent, waiver or amendment of any of the terms or provisions of the Indenture or such series of Debt Securities unless such consideration is offered to be paid or agreed to be paid to all holders of such series of Debt Securities which so consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement, which solicitation documents must be mailed to all holders of such series of Debt Securities prior to the expiration of the solicitation.

    LIMITATION ON MERGER, SALE OR CONSOLIDATION

    With respect to a series of Debt Securities, neither of the Issuers will, directly or indirectly, consolidate with or merge with or into another person or sell, lease, convey or transfer all or substantially all of its assets (computed as to each Issuer on a consolidated basis), whether in a single transaction or a series of related transactions, to another person or group of affiliated persons or adopt a Plan of Liquidation, unless (i) either (a) the Company or SINA, as applicable, is the resulting surviving or transferee entity (the "Successor Company") or (b) the Successor Company or, in the case of a Plan of Liquidation, the entity which receives the greatest value from such Plan of Liquidation is a corporation organized under the laws of the Commonwealth of The Bahamas (in the case of the Company only) or the United States, any state thereof or the District of Columbia and expressly assumes by supplemental indenture all of the obligations of the Company or SINA, as applicable, in connection with such series of Debt Securities and the Indenture; (ii) no Default or Event of Default with respect to such series of Debt Securities shall exist or shall occur immediately after giving effect on a pro forma basis to such transaction; (iii) immediately after giving effect to such transaction on a pro forma basis, the Consolidated Net Worth of the Successor Company or, in the case of a Plan of Liquidation, the entity which receives the greatest value from such Plan of Liquidation is at least equal to the Consolidated Net Worth of the Company or SINA, as applicable, immediately prior to such transaction; and (iv) immediately after giving effect to such transaction on a pro forma basis, the Successor Company or, in the case of a Plan of Liquidation, the entity which receives the greatest value from such Plan of Liquidation would immediately thereafter be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio set forth in the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock", to the extent applicable to such series of Debt Securities.

    With respect to a series of Debt Securities, upon any consolidation or merger or any transfer of all or substantially all of the assets of the Company or SINA, as applicable, or consummation of a Plan of Liquidation in accordance with the foregoing, the successor corporation formed by such consolidation or into which the Company or SINA is merged or to which such transfer is made or, in the case of a Plan of Liquidation, the entity which receives the greatest value from such Plan of Liquidation shall succeed to, and be substituted for, and may exercise every right and power of, the Company or SINA, as applicable, under the Indenture with the same effect as if such successor corporation had been named therein as the Company or SINA, as applicable, and the Company or SINA, as applicable, shall be released from the obligations under such series of Debt Securities and the Indenture except with respect to any obligations that arise from, or are related to, such transaction.

    For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise) of all or substantially all of the properties and assets of one or more Subsidiaries, the interest of the Company or SINA, as applicable, in which constitutes all or substantially all of the properties and assets of the Company or SINA, as applicable, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company, or SINA, as applicable.

    LIMITATION ON LINES OF BUSINESS

    None of the Issuers or any of their Subsidiaries shall directly or indirectly engage to any substantial extent in any line or lines of business activity other than that which, in the good faith judgment of the Board of Directors of the Company, is a Related Business.

    FUTURE SUBSIDIARY GUARANTORS

    All present and future Subsidiaries of either Issuer (including any Unrestricted Subsidiary upon being designated a Subsidiary) will jointly and severally guaranty irrevocably and unconditionally all principal, premium, if any, and interest on such series of Debt Securities on a senior subordinated basis.

    RELEASE OF GUARANTORS

    No Guarantor shall consolidate or merge with or into (whether or not such Guarantor is the surviving person) another person unless (i) subject to the provisions of the following paragraph, the person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee, pursuant to which such person shall unconditionally guarantee, on a senior subordinated basis, all of such Guarantor's obligations under such Guarantor's guarantee and the Indenture on the terms set forth in the Indenture; and (ii) immediately before and immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred or be continuing.

    Notwithstanding the foregoing, upon the sale or disposition (whether by merger, stock purchase, asset sale or otherwise) of a Guarantor of all or substantially all of its assets to an entity which is not a Subsidiary or the designation of a Subsidiary as an Unrestricted Subsidiary, which transaction is otherwise in compliance with the Indenture (including, without limitation, the provisions of the covenant "Limitations on Sale of Assets and Subsidiary Stock"), such Guarantor will be deemed released from its obligations under its Guarantee of such series of Debt Securities; PROVIDED, HOWEVER, that any such termination shall occur only to the extent that all obligations of such Guarantor under all of its guarantees of, and under all of its pledges of assets or other security interests which secure, any Indebtedness of either Issuer or any of their Subsidiaries shall also terminate upon such release, sale or transfer.

    LIMITATION ON STATUS AS INVESTMENT COMPANY

    Neither the Company nor its Subsidiaries shall be required to register as an "investment company" (as that term is defined in the Investment Company Act of 1940, as amended), or from otherwise becoming subject to regulation under the Investment Company Act.

REPORTS

    With respect to a series of Debt Securities, the Issuers will be subject to certain reporting obligations to the extent and in the manner set forth in the Prospectus Supplement relating to such series. In addition, any or all of the following provisions will apply to such series if the Prospectus Supplement relating thereto so specifies.

    Whether or not the Company or SINA is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, each of the Company and SINA shall deliver to the Trustee and to each holder within 15 days after it is or would have been (if it were subject to such reporting obligations) required to furnish such with the Commission, annual and quarterly financial statements substantially equivalent to financial statements that would have been included in reports filed with the Commission, if such entity were subject to the requirements of Section 13 or 15(d) of the Exchange Act, including, with respect to annual information only, a report thereon by the Issuers' certified independent public accountants as such would be required in such reports to the Commission, and, in each case, together with a management's discussion and analysis of financial condition and results of operations which would be so required and, to the extent permitted by the Exchange Act or the Commission, file with the Commission the annual, quarterly and other reports which it is or would have (if it were subject to such reporting obligations) been required to file with the Commission.

EVENTS OF DEFAULT AND REMEDIES

    A series of Debt Securities will be subject to default and event of default provisions to the extent and in the manner set forth in the Prospectus Supplement relating to such series. In addition, any or all of the following provisions will apply to such series if the Prospectus Supplement relating thereto so states.

    An Event of Default is, with respect to such series of Debt Securities, (i) the failure by the Issuers to pay any installment of interest on such series of Debt Securities as and when the same becomes due and payable and the continuance of any such failure for 30 days, (ii) the failure by the Issuers to pay all or any part of the principal, or premium, if any, on such series of Debt Securities when and as the same becomes due and payable at maturity, redemption, by acceleration or otherwise, whether or not prohibited by the subordination provisions of the Indenture, including, without limitation, payment of the Change of Control Purchase Price or the Asset Sale Offer Price, or otherwise,
(iii) the failure by either of the Issuers or any of their Subsidiaries otherwise to comply with the covenants described under "Certain Covenants--Repurchase of Debt Securities at the Option of the Holder Upon a Change of Control", "--Limitation on Sale of Assets and Subsidiary Stock" and "--Limitation on Merger, Sale or Consolidation", to the extent applicable to such series of Debt Securities, (iv)(A) failure by either of the Issuers or any of their Subsidiaries to observe or perform any other covenant or agreement described under "Certain Covenants" (to the extent applicable to such series of Debt Securities and except as provided in clauses (i), (ii) and (iii) above) and the continuance of such failure for a period of 30 days after written notice is given to the Issuers by the Trustee or to the Issuers and the Trustee by the holders of at least 25% in aggregate principal amount of such series of Debt Securities then outstanding, or (B) failure by either of the Issuers or any of their Subsidiaries to observe or perform any other covenant or agreement contained in such series of Debt Securities or the Indenture (to the extent applicable to such series of Debt Securities and except as provided for in clauses (i), (ii), (iii) and (iv)(A) above) and the continuance of such failure for 60 days after written notice is given to the Issuers by the Trustee or the Issuers and the Trustee by the holders of at least 25% in aggregate principal amount of such series of Debt Securities then outstanding, (v) certain events of bankruptcy, insolvency or reorganization in respect of either of the Issuers or any of their Significant Subsidiaries, (vi) if such series of Debt Securities so provides, a default in Indebtedness of either of the Issuers or any of their Subsidiaries with an aggregate principal amount in excess of $10 million (a) resulting from the failure to pay any principal at final stated maturity or (b) as a result of which the maturity of such Indebtedness has been accelerated prior to its stated maturity, and (vii) if such series of Debt Securities so provides, final unsatisfied judgments not covered by insurance aggregating in excess of $10 million, at any one time rendered against either of the Issuers or any of their Subsidiaries and either
(a) the commencement by any creditor of any enforcement proceeding upon any such judgment that is not promptly stayed or (b) such judgment is not stayed, bonded or discharged within 60 days. The Indenture provides that if a Default occurs and is continuing, the Trustee must, within 90 days after the occurrence of such default, give to the holders notice of such default.

    If an Event of Default occurs and is continuing with respect to such series of Debt Securities (other than an Event of Default specified in clause (v), above, relating to either of the Issuers or any of their Significant Subsidiaries), then in every such case, unless the principal of all Debt Securities of such series shall have already become due and payable, either the Trustee or the holders of 25% in aggregate principal amount of such series of Debt Securities then outstanding, by notice in writing to the Issuers (and to the Trustee if given by holders) (an "Acceleration Notice"), may declare all principal and premium, if any, determined as set forth below, and accrued and unpaid interest thereon to be due and payable immediately; PROVIDED, HOWEVER, that if any Senior Debt is outstanding pursuant to the Credit Agreement, such acceleration shall not be effective until the earlier of (x) the fifth Business Day after the giving to the Company and the Representative of such written notice, unless such Event of Default is cured or waived prior to such date and
(y) the date of acceleration of any Senior Debt under the Credit Agreement. If an Event of Default specified in clause (v) above relating to either of the Issuers or any of their Significant Subsidiaries occurs with respect to such series of Debt Securities, all principal and accrued interest thereon will be immediately due and payable on all outstanding Debt Securities of such series without any declaration or other act on the part of the Trustee or the holders thereof. The holders of a majority in aggregate principal amount of such series of Debt Securities generally are authorized to rescind such acceleration if all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on such series of Debt Securities which have become due solely by such acceleration, have been cured or waived.

    With respect to such series of Debt Securities, prior to the declaration of acceleration of the maturity of such series of Debt Securities, the holders of a majority in aggregate principal amount of such series of Debt Securities at the time outstanding may waive on behalf of all the holders of such series any default, except a default in the payment of principal of or interest on any Debt Security of such series not yet cured or a default with respect to any covenant or provision which applies to such series of Debt Securities and which cannot be modified or amended without the consent of the holder of each outstanding Debt Security of such series affected. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders of such series of Debt Securities, unless such holders have offered to the Trustee reasonable security or indemnity. Subject to all provisions of the Indenture and applicable law, the holders of a majority in aggregate principal amount of such series of Debt Securities then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    The Indenture provides that, with respect to a series of Debt Securities, the Issuers may, at their option and at any time, elect to have their obligations and the obligations of the Guarantors, if any, discharged with respect to such series of Debt Securities then outstanding ("Legal Defeasance"). Such Legal Defeasance means that the Issuers shall be deemed to have paid and discharged the entire indebtedness represented by such series of Debt Securities, and the Indenture shall cease to be of further effect as to all such series of Debt Securities and Guarantees, if any, then outstanding, except as to
(i) rights of holders to receive payments in respect of the principal of, premium, if any, and interest on such series of Debt Securities when such payments are due from the trust funds; (ii) Issuers' obligations with respect to such series of Debt Securities concerning issuing temporary Debt Securities of such series, registration of Debt Securities of such series, mutilated, destroyed, lost or stolen Debt Securities of such series, and the maintenance of an office or agency for payment and money for security payments held in trust; (iii) the rights, powers, trust, duties, and immunities of the Trustee, and the Issuers' obligations in connection therewith; and (iv) the Legal Defeasance provisions of the Indenture. In addition, with respect to a series of Debt Securities, the Issuers may, at their option and at any time, elect to have the obligations of the Issuers and the Guarantors, if any, released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to such series of Debt Securities. In the event Covenant Defeasance occurs, certain events (not including nonpayment, nonpayment of Guarantees, if any, bankruptcy, receivership, rehabilitation and insolvency events ) described under "Events of Default" will no longer constitute an Event of Default with respect to such series of Debt Securities. The Issuers may exercise their Legal Defeasance option regardless of whether they previously exercised Covenant Defeasance.

    In order to exercise either Legal Defeasance or Covenant Defeasance with respect to a series of Debt Securities, (i) the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of such series of Debt Securities, U.S. legal tender, U.S. government obligations or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on such Debt Securities on the stated date for payment thereof or on the redemption date, if any, of such principal or installment of principal of, premium, if any, or interest on such series of Debt Securities, and the holders of such series of Debt Securities must have a valid, perfected, exclusive security interest in such trust, (ii) in the case of Legal Defeasance, the Issuers shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to Trustee confirming that
(A) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of such Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred, (iii) in the case of Covenant Defeasance, the Issuers shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to such Trustee confirming that the holders of such Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred, (iv) no Default or Event of Default with respect to such series shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit, (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which either of the Issuers or any of their Subsidiaries is a party or by which either of the Issuers or any of their Subsidiaries is bound, (vi) the Issuers shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Issuers with the intent of preferring the holders of such Debt Securities over any other creditors of the Issuers or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Issuers or others and (vii) the Issuers shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that the conditions precedent provided for in, in the case of the officers' certificate, clauses (i) through (vi) and, in the case of the opinion of counsel, clauses (i) (with respect to the validity and perfection of the security interest), (ii), (iii) and (v) of this paragraph have been complied with.

    If, with respect to a series of Debt Securities, the funds deposited with the Trustee to effect Legal Defeasance or Covenant Defeasance are insufficient to pay the principal of, premium, if any, and interest on such series of Debt Securities when due, then the obligations of the Issuers under the Indenture will be revived and no such defeasance will be deemed to have occurred.

AMENDMENTS AND SUPPLEMENTS

    The Indenture contains provisions permitting the Issuers, the Guarantors, if any, and the Trustee to enter into supplemental indentures for certain limited purposes without the consent of the holders of the Debt Securities.
With the
consent of the holders of not less than a majority in aggregate principal amount of a series of Debt Securities then outstanding, the Issuers, the Guarantors, if any, and the Trustee are permitted to amend or supplement the Indenture or any supplemental indenture with respect to such series of Debt Securities or modify the rights of the holders thereof; PROVIDED, that no such modification may, without the consent of each holder affected thereby: (i) change the Stated Maturity on any series of Debt Securities, or reduce the principal amount thereof or the rate (or extend the time for payment) of interest thereon or any premium payable upon the redemption thereof, or change the place of payment where, or the coin or currency in which, any such series of Debt Securities or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date), or reduce the Change of Control Purchase Price or the Asset Sale Offer Price, or alter the provisions (including the defined terms used therein) regarding the right of the Issuers to redeem any Debt Security in a manner adverse to the holders thereof, or (ii) reduce the percentage in principal amount of any series of Debt Securities then outstanding, the consent of whose holders is required for any such amendment, supplemental indenture or waiver provided for in the Indenture, or (iii) modify any of the waiver provisions of any series of Debt Securities, except to increase any required percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding Debt Security affected thereby.

NO PERSONAL LIABILITY OF PARTNERS, STOCKHOLDERS, OFFICERS, DIRECTORS

    The Indenture provides that no direct or indirect stockholder, employee, officer or director, as such, past, present or future of the Issuers, the Guarantors, if any, or any successor entity shall have any personal liability in respect of the obligations of the Issuers or the Guarantors, if any, under the Indenture or the Debt Securities by reason of his or its status as such stockholder, employee, officer or director, except to the extent such person is an Issuer or a Guarantor.

CERTAIN DEFINITIONS

    "Acquired Indebtedness" means Indebtedness or Disqualified Capital Stock of any person existing at the time such person becomes a Subsidiary of either of the Issuers or is merged or consolidated into or with either of the Issuers or any of their Subsidiaries.

    "Acquisition" means the purchase or other acquisition of any person or all or substantially all the assets of any person by any other person, or the acquisition of assets that constitute all or substantially all of an operating unit of business, whether by purchase, merger, consolidation, or other transfer, and whether or not for consideration.

    "Affiliate" means any person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company. For purposes of this definition, the term "control" means the power to direct the management and policies of a person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract, or otherwise, PROVIDED, that, with respect to ownership interest in the Company and its Subsidiaries a Beneficial Owner of 10% or more of the total voting power normally entitled to vote in the election of directors, managers or trustees, as applicable, shall for such purposes be deemed to constitute control.

    "Average Life" means, as of the date of determination, with respect to any security or instrument, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from the date of determination to the date or dates of each successive scheduled principal (or redemption) payment of such security or instrument and (b) the amount of each such respective principal (or redemption) payment by (ii) the sum of all such principal (or redemption) payments.

    "Beneficial Owner" or "beneficial owner" has the meaning attributed to it in Rules 13d-3 and 13d-5 under the Exchange Act (as in effect on the Issue
Date), whether or not applicable, except that a "person" shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time.

    "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York or the New York Stock Exchange are authorized or obligated by law or executive order to close.

    "Capitalized Lease Obligation" means, as applied to any person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such person, as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such person.

    "Capital Stock" means, with respect to any corporation, any and all shares, interests, rights to purchase (other than convertible or exchangeable Indebtedness that is not otherwise itself capital stock), warrants, options, participations or other equivalents of or interests (however designated) in stock issued by that corporation.

    "Cash Equivalent" means (a)(i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), (ii) time deposits and certificates of deposit of any domestic commercial bank of recognized standing having capital and surplus in excess of $500 million or (iii) commercial paper issued by others rated at least A-1 or the equivalent thereof by Standard & Poor's Corporation or at least P-1 or the equivalent thereof by Moody's Investors Service, Inc., and in the case of each of (i), (ii) and (iii) above maturing within one year after the date of acquisition or (b) shares of money market mutual funds or similar funds having assets in excess of $500 million.

    "Consolidated Coverage Ratio" of any person on any date of determination (a "Transaction Date") means the ratio, on a pro forma basis, of (a) the aggregate amount of Consolidated EBITDA of such person attributable to continuing operations and businesses (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of) for the Reference Period to
(b) the aggregate Consolidated Fixed Charges of such person (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of, but only to the extent that the obligations giving rise to such Consolidated Fixed Charges would no longer be obligations contributing to such person's Consolidated Fixed Charges subsequent to the Transaction Date) during the Reference Period; PROVIDED that for purposes of such calculation, (i) Acquisitions which occurred during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date shall be assumed to have occurred on the first day of the Reference Period, (ii) transactions giving rise to the need to calculate the Consolidated Coverage Ratio shall be assumed to have occurred on the first day of the Reference Period, (iii) the incurrence of any Indebtedness or issuance of any Disqualified Capital Stock during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date (and the application of the proceeds therefrom to the extent used to refinance or retire other Indebtedness) shall be assumed to have occurred on the first day of such Reference Period, and (iv) the Consolidated Fixed Charges of such person attributable to interest on any Indebtedness or dividends on any Disqualified Capital Stock bearing a floating interest (or dividend) rate shall be computed on a pro forma basis as if the rate in effect on the Transaction Date had been the applicable rate for the entire period, unless such person or any of its Subsidiaries is a party to an Interest Swap or Hedging Obligation (which shall remain in effect for the 12-month period immediately following the Transaction Date) that has the effect of fixing the interest rate on the date of computation, in which case such rate (whether higher or lower) shall be used.

    "Consolidated EBITDA" means, with respect to any person, for any period, the Consolidated Net Income of such person for such period adjusted to add thereto (to the extent deducted from net revenues in determining Consolidated Net Income), without duplication, the sum of (i) Consolidated income tax expense, (ii) Consolidated depreciation and amortization expense, PROVIDED that consolidated depreciation and amortization of a Subsidiary that is a less than wholly owned Subsidiary shall only be added to the extent of the equity interest of such person in such Subsidiary and (iii) Consolidated Fixed Charges, less any noncash interest income.

    "Consolidated Fixed Charges" of any person means, for any period, the aggregate amount (without duplication and determined in each case in accordance with GAAP) of (a) interest expensed or capitalized, paid, accrued, or scheduled to be paid or accrued (including, in accordance with the following sentence, interest attributable to Capitalized Lease Obligations) of such person and its Consolidated Subsidiaries during such period, including (i) original issue discount and non-cash interest payments or accruals on any Indebtedness, (ii) the interest portion of all deferred payment obligations and (iii) all commissions, discounts and other fees and charges owed with respect to bankers' acceptances and letters of credit financings and currency and Interest Swap and Hedging Obligations, in each case to the extent attributable to such period, but excluding interest payments on the Showboat Notes, and (b) the amount of dividends accrued or payable (or guaranteed) by such person or any of its Consolidated Subsidiaries in respect of preferred stock (other than by Subsidiaries of such person to such person or such person's wholly owned Subsidiaries). For purposes of this definition, (x) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP and (y) interest expense attributable to any Indebtedness represented by the guaranty by such person or a Subsidiary of such person of an obligation of another person shall be deemed to be the interest expense attributable to the Indebtedness guaranteed.

    "Consolidated Net Income" means, with respect to any person for any period, the net income (or loss) of such person and its Consolidated Subsidiaries (determined on a consolidated basis in accordance with GAAP) for such period, adjusted to exclude (only to the extent included in computing such net income (or loss) and without duplication): (a) all gains (but not losses) which are either extraordinary (as determined in accordance with GAAP), unusual or nonrecurring (including any gain from the sale or other disposition of assets or currency transactions outside the ordinary course of business or from the issuance or sale of any capital stock), (b) the net income, if positive, of any person, other than a Consolidated Subsidiary, in which such person or any of its Consolidated Subsidiaries has an interest, except to the extent of the amount of any dividends or distributions actually paid in cash to such person or a wholly owned Consolidated Subsidiary of such person during such period, but in any case not in excess of such person's PRO RATA share of such person's net income for such period, (c) the net income or loss of any person acquired in a pooling of interests transaction for any period prior to the date of such acquisition, (d) the net income, if positive, of any of such person's Consolidated Subsidiaries to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or bylaws or any other agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Consolidated Subsidiary, except for existing restrictions under the Credit Agreement and (e) the net income attributable to the Showboat Lease.

    "Consolidated Net Worth" of any person at any date means the aggregate consolidated stockholders' equity of such person (plus amounts of equity attributable to preferred stock) and its Consolidated Subsidiaries, as would be shown on the consolidated balance sheet of such person prepared in accordance with GAAP, adjusted to exclude (to the extent included in calculating such equity), the amount of any such stockholders' equity attributable to Disqualified Capital Stock or treasury stock of such person and its Consolidated Subsidiaries.

    "Consolidated Subsidiary" means, for any person, each Subsidiary of such person (whether now existing or hereafter created or acquired) the financial statements of which are consolidated for financial statement reporting purposes with the financial statements of such person in accordance with GAAP.

    "Credit Agreement" means the second amended and restated revolving credit agreement dated as of August 12, 1997 by and among Sun International Bahamas Limited, the Company, certain of the Company's subsidiaries, certain financial institutions and The Bank of Nova Scotia, as administrative and collateral agent, providing for an aggregate $375 million revolving credit facility (excluding any amounts with respect to Interest Swap and Hedging Obligations complying with the provisions set forth below) (which amount may be increased to $500 million upon the later of the Paradise Island Expansion Opening or December 31, 1998), including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as such credit agreement and/or related documents may be amended, restated, supplemented, renewed, replaced or otherwise modified from time to time whether or not with the same agent, trustee, representative lenders or holders, and, subject to the proviso to the next succeeding sentence, irrespective of any changes in the terms and conditions thereof. Without limiting the generality of the foregoing, the term "Credit Agreement" shall include agreements in respect of Interest Swap and Hedging Obligations entered into for bona fide hedging purposes and not entered into for speculative purposes with lenders party to the Credit Agreement or their affiliates and shall also include any amendment, amendment and restatement, renewal, extension, restructuring, supplement or modification to any Credit Agreement and all refundings, refinancings and replacements of any Credit Agreement, including any agreement (i) extending or shortening the maturity of any Indebtedness incurred thereunder or contemplated thereby, (ii) adding or deleting borrowers or guarantors thereunder, so long as borrowers and issuers include one or more of the Company and its Subsidiaries and their respective successors and assigns, (iii) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder, PROVIDED that on the date such Indebtedness is incurred it would not be prohibited by clause (a) of the definition of "Permitted Indebtedness," or (iv) otherwise altering the terms and conditions thereof in a manner not prohibited by the terms hereof.

    "Disqualified Capital Stock" means, with respect to a series of Debt Securities, (i) except as set forth in (ii), with respect to any person, Equity Interests of such person that, by its terms or by the terms of any security into which it is convertible, exercisable or exchangeable, is, or upon the happening of an event or the passage of time would be, required to be redeemed or repurchased (including at the option of the holder thereof) by such person or any of its Subsidiaries, in whole or in part, on or prior to the Stated Maturity of such series of Debt Securities and (ii) with respect to any Subsidiary of such person (other than the Guarantors, if any), any Equity Interests other than any common equity with no preference, privileges, or redemption or repayment provisions.

    "Equity Interest" of any person means any shares, interests, participations or other equivalents (however designated) in such person's equity, and shall in any event include any Capital Stock issued by, or partnership or membership interests in, such person.

    "Event of Loss" means, with respect to any property or asset, any (i) loss, destruction or damage of such property or asset or (ii) any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property or asset, or confiscation or requisition of the use of such property or asset.

    "Exempted Affiliate Transaction" means transactions solely between the Company and any of its wholly owned Subsidiaries or solely among wholly owned Subsidiaries of the Company.

    "FF&E Indebtedness" means any Indebtedness of a person to any seller or other person incurred to finance the acquisition (including in the case of a Capitalized Lease Obligation, the lease) of any gaming facility or hotel or gaming or hotel related fixtures, furniture or equipment which is directly related to a Related Business of the Company and which is incurred concurrently with such acquisition and is secured only by the assets so financed.

    "GAAP" means, with respect to a series of Debt Securities, United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession in the United States as in effect on the Issue Date.

    "Indebtedness" of any person means, without duplication, (a) all liabilities and obligations, contingent or otherwise, of any such person, (i) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof, (ii) evidenced by bonds, notes, debentures or similar instruments, (iii) representing the balance deferred and unpaid of the purchase price of any property or services, except those incurred in the ordinary course of its business that would constitute ordinarily trade payables to trade creditors that are not more than 60 days past their original due date, (iv) evidenced by bankers' acceptances or similar instruments issued or accepted by banks, (v) relating to any Capitalized Lease Obligation, or (vi) evidenced by a letter of credit or a reimbursement obligation of such person with respect to any letter of credit; (b) all net obligations of such person under Interest Swap and Hedging Obligations; (c) all liabilities and obligations of others of the kind described in the preceding clause (a) or (b) that such person has guaranteed or that is otherwise its legal liability or which are secured by any assets or property of such person and (d) any and all deferrals, renewals, extensions, refinancing and refundings (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clause (a), (b) or (c), or this clause (d), whether or not between or among the same parties, and (e) all Disqualified Capital Stock of such person (measured at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends). For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value to be determined in good faith by the board of directors of the issuer (or managing general partner of the issuer) of such Disqualified Capital Stock.

    "Interest Swap and Hedging Obligation" means any obligation of any person pursuant to any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate exchange agreement, currency exchange agreement or any other agreement or arrangement designed to protect against fluctuations in interest rates or currency values, including, without limitation, any arrangement whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a fixed or floating rate of interest on a stated notional amount in exchange for periodic payments made by such person calculated by applying a fixed or floating rate of interest on the same notional amount.

    "Investment" by any person in any other person means, with respect to a series of Debt Securities (without duplication), (a) the acquisition (whether by purchase, merger, consolidation or otherwise) by such person (whether for cash, property, services, securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities, including any options or warrants, of such other person or any agreement to make any such acquisition; (b) the making by such person of any deposit with, or advance, loan or other extension of credit to, such other person (including the purchase of property from another person subject to an understanding or agreement, contingent or otherwise, to resell such property to such other person) or any commitment to make any such advance, loan or extension (but excluding accounts receivable or deposits arising in the ordinary course of business); (c) other than guarantees of Indebtedness of the Company or any Subsidiary to the extent permitted by the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock" (to the extent applicable to such series), the entering into by such person of any guarantee of, or other credit support or contingent obligation with respect to, Indebtedness or other liability of such other person; (d) the making of any capital contribution by such person to such other person; and (e) the designation by the Board of Directors of the Company of any person to be an Unrestricted Subsidiary. The Company shall be deemed to make an Investment in an amount equal to the fair market value of the net assets of any subsidiary (or, if neither the Company nor any of its Subsidiaries has theretofore made an Investment in such subsidiary, in an amount equal to the Investments being made), at the time that such subsidiary is designated an Unrestricted Subsidiary, and any property transferred to an Unrestricted Subsidiary from the Company or a Subsidiary shall be deemed an Investment valued at its fair market value at the time of such transfer.

    "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's (or any successor to the rating agency business thereof) or BBB- (or the equivalent) by S&P (or any successor to the rating agency business thereof).

    "Investment Grade Status" means, with respect to a series of Debt Securities, any time at which the ratings of such series of Debt Securities by both Moody's (or any successor to the rating agency business thereof) and S&P (or any successor to the rating agency business thereof) are Investment Grade Ratings.

    "Issue Date" means, with respect to a series of Debt Securities, the date of first issuance of such Debt Securities under the Indenture.

    "Junior Security" means, with respect to a series of Debt Securities, any Qualified Capital Stock and any Indebtedness of an Issuer or a Guarantor, if any, as applicable, that (i) is subordinated in right of payment to Senior Debt at least to the same extent as such series of Debt Securities or Guarantee, if any, as applicable, (ii) has no scheduled installment of principal due, by redemption, sinking fund payment or otherwise, on or prior to the Stated Maturity, (iii) does not have covenants or default provisions materially more beneficial to the holders of such series of Debt Securities than those in effect with respect to such series of Debt Securities on the Issue Date and (iv) was authorized by an order or decree of a court of competent jurisdiction that gave effect to (and states in such order or decree that effect has been given to) the subordination of such securities to all Senior Debt of the applicable Issuer or Guarantor, if any, not paid in full in cash or Cash Equivalents in connection with such reorganization; PROVIDED that all such Senior Debt is assumed by the reorganized corporation and the rights of the holders of any such Senior Debt are not, without the consent of such holders, altered by such reorganization, which consent shall be deemed to have been given if the holders of such Senior Debt, individually or as a class, shall have approved such reorganization.

    "Lien" means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired.

    "Moody's" means Moody's Investors Service, Inc.

    "Net Cash Proceeds" means, with respect to a series of Debt Securities, the aggregate amount of cash or Cash Equivalents received by the Company in the case of a sale of Qualified Capital Stock and by the Company and its Subsidiaries in respect of an Asset Sale plus, in the case of an issuance of Qualified Capital Stock upon any exercise, exchange or conversion of securities (including options, warrants, rights and convertible or exchangeable debt) of the Company that were issued for cash on or after the Issue Date, the amount of cash originally received by the Company upon the issuance of such securities (including options, warrants, rights and convertible or exchangeable debt) less, in each case, the sum of all payments, fees, commissions and reasonable and customary expenses (including, without limitation, the fees and expenses of legal counsel and investment banking fees and expenses) incurred in connection with such Asset Sale or sale of Qualified Capital Stock, and, in the case of an Asset Sale only, less the amount (estimated reasonably and in good faith by the Company) of income, franchise, sales and other applicable taxes required to be paid by the Company or any of its respective Subsidiaries in connection with such Asset Sale.

    "Non-Recourse Indebtedness" means Indebtedness of a person to the extent that under the terms thereof or pursuant to applicable law (i) no personal recourse shall be had against such person for the payment of the principal of or interest or premium, if any, on such Indebtedness, and (ii) enforcement of obligations on such Indebtedness is limited only to recourse against interests in property purchased with the proceeds of the incurrence of such Indebtedness and as to which none of the Issuers or any of their Subsidiaries provides any credit support or is liable.

    "Paradise Island Expansion Opening" means the time when the Company's approximately $450 million expansion of its Atlantis Resort & Casino property located on Paradise Island, The Bahamas shall have been substantially completed and the new hotel and casino comprising the expansion shall be ready for occupancy and operation.

    "Permitted Holder" means Solomon Kerzner, his immediate family or a trust or similar entity existing solely for his benefit or for the benefit of his immediate family.

    "Permitted Indebtedness" means, with respect to a series of Debt Securities and any accompanying Guarantees, Indebtedness incurred as follows:

    (a) the Issuers and the Guarantors, if any, may incur Indebtedness (i) pursuant to the Credit Agreement up to an aggregate principal amount outstanding (including any Indebtedness issued to refinance, refund or replace such Indebtedness) at any time of $375 million (excluding any amounts with respect to Interest Swap and Hedging Obligations) (which amount may be increased to $500 million upon the later to occur of the Paradise Island Expansion Opening or December 31, 1998), minus the amount of any such Indebtedness retired with Net Cash Proceeds from any Asset Sale or assumed by a transferee in an Asset Sale (provided any commitment in respect of such Indebtedness is permanently reduced) and (ii) with respect to Interest Swap and Hedging Obligations entered into for bona fide hedging purposes and not entered into for speculative purposes;

    (b) the Issuers and the Guarantors, if any, may incur Indebtedness evidenced by such series of Debt Securities and such Guarantees, if any, and represented by the Indenture up to the amounts specified therein as of the date thereof;

    (c) the Issuers and the Guarantors, if any, may incur FF&E Indebtedness on or after the Issue Date; PROVIDED, that (i) such FF&E Indebtedness is Non-Recourse Indebtedness and (ii) such Indebtedness shall not constitute more than 100% of the cost (determined in accordance with GAAP) to the Issuers or the Guarantors, if any, as applicable, of the property so purchased or leased;

    (d) the Issuers and the Guarantors, if any, may incur Indebtedness solely in respect of bankers' acceptances and performance bonds (to the extent that such incurrence does not result in the incurrence of any obligation to repay any obligation relating to borrowed money of others), all in the ordinary course of business in accordance with customary industry practices, in amounts and for the purposes customary in their industry;

    (e) the Issuers may incur Indebtedness to any wholly owned Subsidiary, and any wholly owned Subsidiary may incur Indebtedness to any other wholly owned Subsidiary or to an Issuer; PROVIDED, that, in the case of Indebtedness of the Issuers (other than Indebtedness that is required to be pledged to the lenders under the Credit Agreement), such obligations shall be unsecured and subordinated in all respects to the Issuers' obligations pursuant to the Debt Securities of such series, and the date of any event that causes a Subsidiary to no longer be a wholly owned Subsidiary shall be an Incurrence Date; and

    (f) the Issuers and their Subsidiaries, as applicable, may incur
Refinancing Indebtedness with respect to any Indebtedness or Disqualified Capital Stock, as applicable, described in clauses (b) and (f) of this definition or incurred under the Debt Incurrence Ratio contained in the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock" (to the extent applicable to such series) or which is outstanding on the Issue Date so long as such Refinancing Indebtedness is secured only by the assets that secured the Indebtedness so refinanced or otherwise replaced.

    "Permitted Investment" means, with respect to a series of Debt Securities,
(a) any Investment in any of the Debt Securities of such series, (b) any Investment in Cash Equivalents, (c) any Investment in intercompany notes to the extent permitted under clause (b) of the definition of "Permitted Indebtedness",
(d) any Investment in a person in a Related Business who, after such Investment, becomes a Subsidiary of an Issuer and a Guarantor of the Debt Securities of such series (if so required) and (e) any Investment in any property or assets to be used by an Issuer or any Guarantor in a Related Business.

    "Permitted Lien" means, with respect to a series of Debt Securities, (a) any Lien securing Debt Securities of such series, (b) any Lien securing Indebtedness of a Person existing at the time such Person becomes a Subsidiary or is merged with or into either of the Issuers or a Subsidiary of either of the Issuers or Liens securing Indebtedness incurred in connection with an Acquisition; PROVIDED that such Liens were in existence prior to the date of such acquisition, merger or consolidation, were not incurred in anticipation thereof, and do not extend to any other assets, (c) any Lien in favor of either of the Issuers or any Guarantor and (d) any Lien arising from FF&E Indebtedness permitted to be incurred under clause (c) of the definition of "Permitted Indebtedness"; PROVIDED such Lien relates solely to the property which is subject to such FF&E Indebtedness.

    "Public Equity Offering" means an underwritten public offering of Common Stock of the Company.

    "Qualified Capital Stock" means any Capital Stock of the Company that is not Disqualified Capital Stock.

    "Qualified Exchange" means, with respect to a series of Debt Securities, any legal defeasance, redemption, retirement, repurchase or other acquisition of Capital Stock or Indebtedness of the Company issued on or after the Issue Date with the Net Cash Proceeds received by the Company from the substantially concurrent sale of Qualified Capital Stock or any exchange of Qualified Capital Stock for any Capital Stock or Indebtedness of the Company issued on or after the Issue Date.

    "Rating Agencies" means S&P and Moody's or any successor to the respective rating agency businesses thereof.

    "Reference Period" with regard to any person means, with respect to a series of Debt Securities, the four full fiscal quarters (or such lesser period during which such person has been in existence) ended immediately preceding any date upon which any determination is to be made pursuant to the terms of the Debt Securities of such series or the Indenture.

    "Refinancing Indebtedness" means, with respect to a series of Debt Securities, Indebtedness or Disqualified Capital Stock (a) issued in exchange for, or the proceeds from the issuance and sale of which are used substantially concurrently to repay, redeem, defease, refund, refinance, discharge or otherwise retire for value, in whole or in part, or (b) constituting an amendment, modification or supplement to, or a deferral or renewal of ((a) and (b) above are, collectively, a "Refinancing"), any Indebtedness or Disqualified Capital Stock in a principal amount or, in the case of Disqualified Capital Stock, liquidation preference, not to exceed (after deduction of reasonable and customary fees and expenses incurred in connection with the

Refinancing) the lesser of (i) the principal amount or, in the case of Disqualified Capital Stock, liquidation preference, of the Indebtedness or Disqualified Capital Stock so Refinanced and (ii) if such Indebtedness being Refinanced was issued with an original issue discount, the accreted value thereof (as determined in accordance with GAAP) at the time of such Refinancing; PROVIDED that (A) such Refinancing Indebtedness of any Subsidiary of the Company shall only be used to Refinance outstanding Indebtedness or Disqualified Capital Stock of such Subsidiary, (B) such Refinancing Indebtedness shall (x) not have an Average Life shorter than the Indebtedness or Disqualified Capital Stock to be so refinanced at the time of such Refinancing and (y) in all respects, be no less subordinated or junior, if applicable, to the rights of holders of such series of Debt Securities than was the Indebtedness or Disqualified Capital Stock to be refinanced and (C) such Refinancing Indebtedness shall have a final stated maturity or redemption date, as applicable, no earlier than the final stated maturity or redemption date, as applicable, of the Indebtedness or Disqualified Capital Stock to be so refinanced.

    "Related Business" means the gaming or hotel business and other businesses necessary for, or in the good faith judgment of the Board of Directors of the Company, incident to, connected with, arising out of, or developed or operated to permit or facilitate the conduct or pursuit of the gaming or hotel business (including developing or operating sports or entertainment facilities, retail facilities, restaurants, night clubs, transportation and communications services or other related activities or enterprises and any additions or improvements thereto) and potential opportunities in the gaming or hotel business.

    "Representative" means The Bank of Nova Scotia or any successor or successors under the Credit Agreement.

    "Restricted Payment" means, with respect to any person, (a) the declaration or payment of any dividend or other distribution in respect of Equity Interests of such person or any parent or Subsidiary of such person, (b) any payment on account of the purchase, redemption or other acquisition or retirement for value of Equity Interests of such person or any Subsidiary or parent of such person,
(c) other than with the proceeds from the substantially concurrent sale of, or in exchange for, Refinancing Indebtedness, any purchase, redemption, or other acquisition or retirement for value of, any payment in respect of any amendment of the terms of or any defeasance of, any Subordinated Indebtedness, directly or indirectly, by such person or a parent or Subsidiary of such person prior to the scheduled maturity, any scheduled repayment of principal, or scheduled sinking fund payment, as the case may be, of such Indebtedness and (d) any Investment by such person, other than a Permitted Investment; PROVIDED, that the term "Restricted Payment" does not include (i) any dividend, distribution or other payment on or with respect to Equity Interests of an Issuer to the extent payable solely in shares of Qualified Capital Stock of such Issuer or (ii) any dividend, distribution or other payment to the Issuers, or to any Guarantors, if any, by the Company or any of its Subsidiaries.

    "S&P" means Standard and Poor's Ratings Group, a division of the McGraw-Hill Companies, Inc.

    "Senior Debt" of the Company, SINA or any Guarantor means, with respect to a series of Debt Securities, Indebtedness (including and together with all monetary obligations in respect of the Credit Agreement, and interest, whether or not allowable, accruing on Indebtedness incurred pursuant to the Credit Agreement after the filing of a petition initiating any proceeding under any bankruptcy, insolvency or similar law or which would have accrued but for such filing) of the Company, SINA or such Guarantor, if any, arising under the Credit Agreement or that, by the terms of the instrument creating or evidencing such Indebtedness, is expressly designated Senior Debt and made senior in right of payment to such series of Debt Securities or any applicable Guarantee, if any; PROVIDED, that in no event shall Senior Debt include (a) Indebtedness to any Subsidiary of the Company or any officer, director or employee of the Company or any Subsidiary of the Company (other than Indebtedness that is required to be pledged to the lenders under the Credit Agreement), (b) Indebtedness incurred in violation of the terms of the Indenture or the Debt Securities of such series,
(c) Indebtedness to trade creditors, (d) Disqualified Capital Stock, and (e) any liability for taxes owed or owing by the Company, SINA or any Guarantor, if any.

    "Significant Subsidiary" shall, with respect to a series of Debt Securities, have the meaning provided under Regulation S-X under the Securities Act as in effect on the Issue Date of such series.

    "Stated Maturity" means, with respect to a series of Debt Securities, the date specified in the Debt Securities of such series as the fixed date on which the payment of principal of the Debt Securities of such series is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of the Debt

Securities of such series at the option of the holder thereof upon the happening of any contingency beyond the control of the Issuers unless such contingency has occurred).

    "Subordinated Indebtedness" means, with respect to a series of Debt Securities or any Guarantee, Indebtedness of the Company, SINA or such Guarantor, if any, that is subordinated in right of payment to such series of Debt Securities or such Guarantee, if any, as applicable, in any respect or, for purposes of the definition of Restricted Payments only, has a stated maturity on (except for such series of Debt Securities) or after the Stated Maturity.

    "Subsidiary", with respect to any person, means (i) a corporation a majority of whose Equity Interests with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such person, by such person and one or more Subsidiaries of such person or by one or more Subsidiaries of such person, (ii) any other person (other than a corporation) in which such person, one or more Subsidiaries of such person, or such person and one or more Subsidiaries of such person, directly or indirectly, at the date of determination thereof has at least majority ownership interest, or (iii) a partnership in which such person or a Subsidiary of such person is, at the time, a general partner. Notwithstanding the foregoing, an Unrestricted Subsidiary shall not be a Subsidiary of the Company or any Subsidiary of the Company. Unless the context requires otherwise, Subsidiary means each direct and indirect Subsidiary of the Company.

    "Unrestricted Subsidiary" means, with respect to a series of Debt Securities, any subsidiary of the Company (other than SINA) that does not own any Capital Stock of, or own or hold any Lien on any property of, the Company or any other Subsidiary of the Company or SINA and that shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company; PROVIDED, that
(i) such subsidiary shall not engage, to any substantial extent, in any line or lines of business activity other than a Related Business, (ii) neither immediately prior thereto nor after giving pro forma effect to such designation would there exist a Default or Event of Default and (iii) immediately after giving pro forma effect thereto, the Company could incur at least $1.00 of Indebtedness pursuant to the Debt Incurrence Ratio in the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock" (to the extent applicable to such series of Debt Securities). The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Subsidiary; PROVIDED, that (i) no Default or Event of Default is existing or will occur as a consequence thereof and (ii) immediately after giving effect to such designation, on a pro forma basis, the Company could incur at least $1.00 of Indebtedness pursuant to the Debt Incurrence Ratio in the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock" (to the extent applicable to such series of Debt Securities). Each such designation shall be evidenced by filing with the Trustee a certified copy of the resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

    "wholly owned Subsidiary" means a Subsidiary all the Equity Interests of which are owned by the Company or one or more wholly owned Subsidiaries of the Company, except for directors' qualifying shares.


                         CERTAIN BAHAMIAN TAX CONSIDERATIONS

    The Bahamas does not impose any income, capital gains or withholding taxes. Therefore, interest and principal paid on the Debt Securities will not be subject to any Bahamas withholding taxes.

                                 PLAN OF DISTRIBUTION


    The Issuers may sell the Debt Securities through underwriters, through or to dealers, directly to one or more purchasers, or through agents. Each Prospectus Supplement with respect to the Debt Securities offered hereby will set forth the terms of the offering of the applicable Debt Securities, including the name or names of any underwriters, dealers or agents, the purchase price of the Debt Securities and the proceeds to the Issuers from such sale, any delayed delivery arrangements, any underwriting discounts and other items constituting underwriters' compensation, the initial public offering price, any discounts or concessions allowed or re-allowed or paid to dealers and any securities exchanges on which the Debt Securities may be listed.

    If underwriters are used in the sale, the Debt Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Debt Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of Debt Securities will be named in the Prospectus Supplement relating to such offering, and if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement relating thereto, the obligations of the underwriters or agents to purchase the Debt Securities will be subject to conditions precedent and the underwriters will be obligated to purchase all the Debt Securities if any are purchased. The initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

    If dealers are used in the sale of Debt Securities with respect to which this Prospectus is delivered, the Issuers will sell such Debt Securities to the dealers as principals. The dealers may then resell such Debt Securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

    Debt Securities may be sold directly by the Issuers or through agents designated by the Issuers from time to time at fixed prices, which may be changed, or at varying prices determined at the time of sale. Any agent involved in the offer or sale of the Debt Securities with respect to which this Prospectus is delivered will be named, and any commissions payable by the Issuer to such agent will be set forth in the Prospectus Supplement relating thereto. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

    In connection with the sale of the Debt Securities, underwriters or agents may receive compensation from the Issuers or from purchasers of Debt Securities from whom they may act as agents in the form of discounts, concessions, or commissions. Underwriters, agents and dealers participating in the distribution of the Debt Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Issuers and any profit on the resale of the Debt Securities by them may be deemed to be underwriting discounts or commissions under the Securities Act.

    If so indicated in the Prospectus Supplement, the Issuers will authorize agents, underwriters, or dealers to solicit offers from certain types of institutions to purchase Debt Securities from the Issuers at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in such Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

    Agents, dealers, and underwriters may be entitled under agreements entered into with the Issuers to indemnification by the Issuers against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that such agents, dealers, or underwriters may be required to make with respect thereto. Agents, dealers, and underwriters may be customers of, engage in transactions with, or perform services for the Issuers in the ordinary course of business.

    The Debt Securities may or may not be listed on a national securities exchange. No assurances can be given that there will be a market for the Debt Securities.


                                    LEGAL MATTERS

    Certain legal matters with respect to the legality of the Debt Securities will be passed upon for the Issuers and the Guarantors, if any, by Charles D. Adamo, Esq., General Counsel for the Issuers, with respect to matters of United States law, New York law and the General Corporation Law of Delaware, Giselle M. Pyfrom, Esq., Associate General Counsel for the Company and certain Guarantors, with respect to matters of Bahamian law, Smith-Hughes, Raworth & McKenzie with respect to British Virgin Islands law, Kozlov, Seaton, Romanini, Brooks & Greenberg with respect to New Jersey law and Rome McGuigan Sabanosh, P.C. with respect to Connecticut law. Certain matters will be passed upon for any underwriters or agents by a firm named in the Prospectus Supplement relating to a particular issue of Debt Securities. Mr. Adamo and Ms. Pyfrom each own and have options to purchase ordinary shares of the Company.


                                       EXPERTS

    The consolidated financial statements of Sun International Hotels Limited for the years ended December 31, 1994, 1995 and 1996 incorporated by reference herein, to the extent and for the periods indicated in the reports thereon, have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements of SINA appearing in SINA's Annual Report (Form 10-K) for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

========================================  ======================================
    NO PERSON IS AUTHORIZED BY THE
ISSUERS OR THE GUARANTORS OR BY THE
UNDERWRITERS OR ANY DEALER TO GIVE ANY
INFORMATION OR TO MAKE ANY
REPRESENTATIONS OTHER THAN THOSE
CONTAINED OR INCORPORATED BY REFERENCE
IN THIS PROSPECTUS SUPPLEMENT OR THE
ACCOMPANYING PROSPECTUS AND, IF GIVEN OR             100,000,000
MADE, SUCH INFORMATION OR
REPRESENTATIONS MUST NOT BE RELIED UPON
AS HAVING BEEN SO AUTHORIZED. NEITHER
THIS PROSPECTUS SUPPLEMENT NOR THE           SUN INTERNATIONAL HOTELS LIMITED
ACCOMPANYING PROSPECTUS CONSTITUTES AN
OFFER TO SELL OR THE SOLICITATION OF AN
OFFER TO BUY ANY SECURITIES OTHER THAN     SUN INTERNATIONAL NORTH AMERICA, INC.
THE SECURITIES DESCRIBED IN THIS
PROSPECTUS SUPPLEMENT OR AN OFFER TO
SELL OR THE SOLICITATION OF AN OFFER TO
BUY SUCH SECURITIES IN ANY JURISDICTION
TO ANY PERSON TO WHOM IT IS UNLAWFUL TO       8 5/8% SENIOR SUBORDINATED NOTES
MAKE SUCH OFFER IN SUCH JURISDICTION.                   DUE 2007
THE DELIVERY OF THIS PROSPECTUS
SUPPLEMENT OR THE ACCOMPANYING
PROSPECTUS OR ANY SALE MADE HEREUNDER
DOES NOT IMPLY THAT THE INFORMATION
CONTAINED HEREIN OR THEREIN IS CORRECT
AS OF ANY TIME SUBSEQUENT TO THE DATE ON           --------------------
WHICH SUCH INFORMATION IS GIVEN.
                                                   PROSPECTUS SUPPLEMENT
          --------------
                                                   --------------------
         TABLE OF CONTENTS

                                    PAGE

       PROSPECTUS SUPPLEMENT
                                                 BEAR, STEARNS & CO. INC.
The Issuers......................   S-3
Use of Proceeds..................   S-3            MERRILL LYNCH & CO.
Description of Notes.............   S-3
Underwriting.....................   S-6
Legal Matters....................   S-7

              PROSPECTUS                           December 10, 1997

Available Information............     2
Enforceability of Civil Liabilities   3
Incorporation of Certain Documents by
  Reference......................     3
The Issuers......................     4
Use of Proceeds..................     4
Ratio of Earnings to Fixed Charges    4
Description of the Debt Securities    5
Certain Bahamian Tax Considerations  29
Plan of Distribution.............    30
Legal Matters....................    31
Experts..........................    31

========================================  ======================================